Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ROTH CH ACQUISITION II CO.,

ROTH CH II MERGER SUB CORP.,

and

RESERVOIR HOLDINGS, INC.

Dated as of April 14, 2021

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Table of Contents Continued

Table of Contents Continued

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ANNEXES
Annex I	–	Assumed Indebtedness
Annex II	–	Insiders of Acquiror

EXHIBITS
Exhibit A	–	Form of Acquiror Support Agreement
Exhibit B	–	Form of Registration Rights Agreement
Exhibit C	–	Form of Lockup Agreement
Exhibit D	–	Form of Stockholders Agreement
Exhibit E	–	Form of Subscription Agreements
Exhibit F		Form of PIPE Registration Rights Agreement
Exhibit G	–	Form of Equity Compensation Plan
Exhibit H	–	Form of Acquiror A&R Bylaws
Exhibit I	–	Form of Acquiror A&R Charter

Disclosure Letter

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2021, is entered into by and among Roth CH Acquisition II Co., a Delaware corporation, (“Acquiror”), Roth CH II Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Reservoir Holdings, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are defined in Section 10.13(a).

RECITALS:

WHEREAS, the Company is an independent media company involved in the ownership (or purported ownership), publication and/or distribution of Musical Compositions or musical Recordings and activities reasonably related thereto, all as currently conducted as of the date hereof (the “Company Business”);

WHEREAS, Acquiror is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror;

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, the Company Stockholders have, by the execution of the written consent (the “Written Consent”) delivered to Acquiror contemporaneously with the execution and delivery of this Agreement, delivered the Company Stockholder Approval in accordance with Section 251 of the DGCL and the Company’s Organizational Documents;

WHEREAS, pursuant to the Acquiror’s Organizational Documents, Acquiror will provide the Acquiror Public Stockholders with the option to have their Acquiror Public Shares redeemed for the consideration, on the terms and subject to the conditions and limitations set forth in the Prospectus and the Acquiror’s Organizational Documents (the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and certain Acquiror Stockholders have entered into an Acquiror Support Agreement (the “Acquiror Support Agreement”), substantially in the form attached hereto as Exhibit A, providing that, among other things, such Acquiror Stockholders will vote their shares of Acquiror Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company Stockholders and the parties to the Acquiror’s original registration rights agreement, including certain Acquiror Stockholders, have entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and the Company Stockholders have entered into a Lockup Agreement (the “Lockup Agreement”), substantially in the form attached hereto as Exhibit C;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and CHLM Sponsor-1 LLC, a Delaware limited liability company (“Sponsor”) have entered into a Stockholders Agreement (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit D;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the parties subscribing for Acquiror Common Stock thereunder have entered into certain subscription and registration rights agreements, dated as of the date hereof (such subscription agreements, the “Subscription Agreements”), each substantially in the form attached hereto as Exhibit E and Exhibit F, respectively, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Common Stock at a purchase price of ten dollars ($10.00) per share in one or more private placement transactions (the “PIPE Financing”), to be consummated concurrently with the Closing;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an equity compensation plan (the “Equity Compensation Plan”), substantially in the form set forth on Exhibit G;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”), in the form set forth on Exhibit H;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”), in the form set forth on Exhibit I; and

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes (and any applicable state or local income Tax purposes), (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax Treatment”).

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NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:

Article I

AGREEMENT AND PLAN OF MERGER

Section 1.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2      Effective Time; Closing.

(a)            As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)            Immediately prior to the filing of the Certificate of Merger in accordance with Section 1.2(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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Section 1.4      Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL and such certificate of incorporation (subject to Section 5.6).

(b)            At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 5.6).

(c)            Subject to the receipt of the Acquiror Stockholder Approval, prior to the Effective Time, the Acquiror shall amend and restate its certificate of incorporation in the form of the Acquiror A&R Charter and file the Acquiror A&R Charter with the Secretary of State of the State of Delaware immediately prior to the Effective Time to be effective once filed.

(d)            At the Effective Time, the Acquiror shall amend and restate, effective as of the Effective Time, the Acquiror bylaws in the form of the Acquiror A&R Bylaws and, as so amended and restated, shall be the bylaws of the Acquiror until thereafter amended as provided by the DGCL, the Acquiror A&R Charter and the Acquiror A&R Bylaws.

Section 1.5      Directors and Officers.

(a)            The parties will take all requisite actions to cause, effective as of the Closing, all of the members of the board of directors of the Surviving Corporation to be appointed by the Company, each such member of the board of directors to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, duly elected or appointed and qualified.

(b)            Subject to the receipt of the Acquiror Stockholder Approval, the parties shall cause the board of directors of Acquiror (the “Acquiror Board”) as of immediately following the Closing to consist of seven (7) individuals set forth on or as selected pursuant to Section 1.5(b) of the Disclosure Letter (such directors, collectively, the “Post-Closing Directors”), each to hold office in accordance with the DGCL, the Acquiror A&R Charter and the Acquiror A&R Bylaws until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed. The Company acknowledges that the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve as a Post-Closing Director on the Acquiror Board effective as of the Closing.

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Article II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1      Conversion of Securities.

(a)            Each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated (and adjusted) pursuant to the Company Charter in accordance with the terms of the Company Charter, the Company Stockholder Approval and the DGCL (the “Company Preferred Stock Conversion”). The Company shall take any further actions necessary to effectuate the Company Preferred Stock Conversion at or prior to the Effective Time and the Company Preferred Stock Conversion shall be contingent on the occurrence of the Effective Time. All of the shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to the Company Preferred Stock Conversion (the “As-Converted Preferred Stock”) shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b)            At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, Merger Sub, the Company or holders of any of the securities thereof:

(i)            each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including the As-Converted Preferred Stock but other than the Excluded Shares) shall be cancelled and converted into the right to receive the number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(ii)            all shares of Company Stock held in the treasury of the Company immediately prior to the Effective Time (the “Excluded Shares”), if any, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)            each share of common stock, par value $0.0001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time;

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(iv)            each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

(c)            In connection with the assumption of the Exchanged Options pursuant to Section 2.1, the Acquiror may assume the Company’s stock option plan as of the Effective Time. Prior to the Effective Time, the Acquiror and the Company, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of the Acquiror pursuant to this Section 2.1(c) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to the Acquiror or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Acquiror to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time, Acquiror shall file an appropriate registration statement or registration statements with respect to the shares of Acquiror Common Stock subject to such Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.2      Exchange of Securities.

(a)            Exchange Agent. On the Closing Date, the Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental Stock Transfer and Trust Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock (including the As-Converted Preferred Stock), for exchange in accordance with this Article II, the number of shares of Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.2(d), being hereinafter referred to as the “Exchange Fund)”. The Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 2.2 hereof, the Exchange Fund shall not be used for any other purpose.

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(b)            Exchange Procedures. Concurrently with the mailing of the Proxy Statement, Acquiror shall direct the Exchange Agent to mail to each holder of Company Common Stock or Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 2.1: a letter of transmittal which shall be in a form reasonably acceptable to the Acquiror and the Company (the “Letter of Transmittal”) and which shall (A) have customary representations and warranties as to title, authorization, execution and delivery, (B) have a customary release of all claims against the Acquiror and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock, (C) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (D) include instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. As soon as reasonably practicable following the Effective Time and in any event (1) within two (2) Business Days following the Effective Time (to the extent such shares of Company Common Stock or Company Preferred Stock are or were represented by book-entry) or (2) within two (2) Business Days following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such shares of Company Common Stock or Company Preferred Stock are or were certificated), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, as applicable, the holder of such book-entry shares or Certificates, as applicable, shall be entitled to receive in exchange therefore, and Acquiror shall direct the Exchange Agent to deliver to each such holder, the Per Share Merger Consideration in accordance with the provisions of Section 2.1.

(c)            No Further Rights in Company Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including As-Converted Preferred Stock) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(d)            Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to the Acquiror for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(f)            No Liability. None of the Exchange Agent, the Acquiror or the Surviving Corporation shall be liable to any holder of Company Stock for any Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.2.

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(g)            Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Acquiror, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax Law. Prior to making any deduction or withholding in respect of amounts payable pursuant to this Agreement (other than any deduction or withholding (i) in respect of backup withholding under Section 3406 of the Code or (ii) attributable to the Company’s failure to deliver the certification required under Section 7.9(h)), Acquiror shall provide or cause to be provided at least five (5) days prior notice of the amount of and reason for such intended deduction or withholding to the Party in respect of which such deduction and withholding is intended to be made. All Parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h)            Fractional Shares. No certificates or shares representing fractional shares of Acquiror Common Stock shall be issued upon the exchange of Company Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Acquiror Common Stock or a holder of shares of the Acquiror Common Stock. In lieu of any fractional share of Acquiror Common Stock to which each holder of Company Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Acquiror Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i)            Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration, as the case may be, deliverable in respect thereof as determined in accordance with this Article II.

Section 2.3      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, holders of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

Section 2.4      Payment of Expenses.

(a)            No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof). On the Closing Date, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, all Company Transaction Expenses (solely to the extent not already paid). For the avoidance of doubt, the Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.

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(b)            No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all Acquiror Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof). On the Closing Date, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, all Acquiror Transaction Expenses (solely to the extent not already paid).

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent of its face or cross-referenced), the Company represents and warrants to the Acquiror and Merger Sub as follows:

Section 3.1      Organization, Qualification and Standing.

(a)            The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Company has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business, except where the failure to have such power, authority and approvals has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Acquiror, are in full force and effect. The Company is not in violation of its Organizational Documents.

(b)            Section 3.1(b) of the Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Section 3.1(b) of the Disclosure Letter, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly formed and is validly existing in good standing under the Laws of the jurisdiction of formation. Each Subsidiary of the Company has the requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to have such power, authority and approvals has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary that are directly or indirectly owned by the Company, have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company or one of its Subsidiaries free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) except Permitted Liens. None of the Company’s Subsidiaries is in violation of its Organizational Documents.

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Section 3.2      Authority; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Acquiror and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 3.3      Consents; Required Approvals.

(a)            No notices to, filings with, or authorizations, consents or approvals from any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the Hart-Scott-Rodino Act pre-merger notification filing with the Federal Trade Commission and the Department of Justice (the “HSR Filing”), (c) the Company Stockholder Approval, (d) the Debt Refinancing or, in the alternative, the Lender Approval, and (e) where the failure to make such filings or notifications or obtain such authorizations, consents or approvals has not had and would not, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the Transactions.

(b)            The Written Consent satisfies the Company Stockholder Approval and the Company Stockholder Approval is the only vote of the holders of any class or series of Company’s Stock necessary to approve this Agreement and the Transactions, including the Company Preferred Stock Conversion. On the date of this Agreement, the Company has provided to Acquiror true, complete and correct copies of the Written Consent.

Section 3.4      Non-contravention. Except as set forth on Section 3.4 of the Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, by the Company and the consummation of the Transactions and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company or any Subsidiary thereof, (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or Assets is subject, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or its Subsidiaries, except in the case of each clause (a), (c) and (d), for any conflicts, violations, breaches, defaults, Liabilities, terminations, amendments or Liens where the failure to obtain such consents, has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.5      Capitalization.

(a)             The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Common Stock, of which 145,559.91 shares are issued and outstanding as of the date of this Agreement, (ii) 67,500 shares of Series A-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement and (iii) 432,500 shares of Series A-2 Preferred Stock, of which 14,999.99 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, all outstanding shares of the Company Common Stock are owned of record by the Persons set forth on Section 3.5(a) of the Disclosure Letter in the amounts set forth opposite their respective names. Section 3.5(a) of the Disclosure Letter sets forth for each outstanding Company Option, the name of the Person holding such Company Option and the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and whether such Company Option is subject to acceleration as a result of the Transactions. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(b)            As of the date hereof, there are (other than the Company Options set forth in Section 3.5(a) of the Disclosure Letter) no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

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(c)            With respect to the Company Options that were issued and remain outstanding as of the date of this Agreement, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (the “Company Board”), or a committee thereof and (ii) each Company Option was granted in compliance in all material respects with all applicable Laws. The treatment of Company Options under this Agreement complies in all respects with applicable Law and with the applicable Company Option award agreements.

Section 3.6      Bankruptcy. Neither the Company nor any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

Section 3.7      Financial Statements. Attached to Section 3.7 of the Disclosure Letter are true and complete copies of the audited consolidated balance sheets of Reservoir Media Management Inc. (“Reservoir Media”), and the related statements of operations, changes in equityholders’ equity and cash flows, for the fiscal years ended March 31, 2020 and 2019 including the notes thereto (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of Reservoir Media as of the date thereof and the results of operations of Reservoir Media for the periods reflected therein, except as otherwise noted therein and subject to normal and year-end adjustments as permitted by GAAP.  The Company Financial Statements (i) were prepared from the books and records of Reservoir Media and (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of Reservoir Media’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations.  Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by Reservoir Media or in the method of applying any such principle, procedure or practice.

Section 3.8      Liabilities.

(a)            Except (i) as reflected or reserved for in the Company Financial Statements or disclosed in the notes thereto, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course, (iii) as set forth in the Disclosure Letter, (iv) arising under this Agreement or the performance by the Company of its obligations hereunder or (vi) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, the Company has no Liabilities that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, other than Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)            Except for the Assumed Indebtedness and any Interim Acquisition Indebtedness, neither the Company nor any of its Subsidiaries has any Indebtedness for borrowed money and has not guaranteed any other Person’s Indebtedness for borrowed money.

Section 3.9      Internal Accounting Controls. The Company (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance with respect to the preparation of financial statements in conformity with the Company’s historical practices, (ii) permits access to financial systems and bank accounts only in accordance with management’s general or specific authorization and (iii) compares any differences between the recorded accountability for tangible assets, financial assets and bank accounts with the existing tangible assets, financial assets and bank accounts at reasonable intervals (for each such class of assets) and takes appropriate action with respect thereto.

Section 3.10      Absence of Certain Developments. Since the Balance Sheet Date, (a) the Company has conducted its business in the Ordinary Course in all material respects and (b) there has been no event, circumstance, development, change or effect, which has had and would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.11      Compliance with Law.

(a)            Since January 1, 2019, neither the Company nor any of its Subsidiaries has been in or has had any Liability that would be material to the Company and its Subsidiaries, taken as a whole, in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply in all respects with, or any Liability that would be material to the Company and its Subsidiaries, taken as a whole, suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or noncompliance in all respects with, any Laws and Orders by a Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, in each case, except where any such violation or noncompliance has not, or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance, except where such Proceeding has not, or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company and each of its Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and (i) each of the Permits is in full force and effect, (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.12      Title to Properties.

(a)            The Company does not own any real property.

(b)            Section 3.12(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property leased by the Company or its Subsidiaries (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Acquiror true, complete and correct copies of all leases demising the Leased Real Properties to the Company or its Subsidiaries (the “Real Property Leases”). No Person other than the Company or any of its Subsidiaries has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or its Subsidiaries. With respect to the Leased Real Properties, the Company and each of its Subsidiaries is in material compliance with such leases and holds a valid and enforceable leasehold interest therein, free of any Liens, other than Permitted Liens.

(c)            The Company and each of its Subsidiaries (i) owns good, valid and marketable title, or holds a valid and enforceable leasehold interest, as applicable, free and clear of all Liens (other than Permitted Liens), to all of their respective tangible Assets, and (ii) is not obligated under any Contract, or subject to any restriction, that presently materially impairs, has materially impaired, or might in the future materially impair the Company’s or any of its Subsidiaries’ right, title or interest in or to any of their respective tangible Assets. The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all facilities, machinery, equipment and other tangible Assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery, equipment and other tangible Assets are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted. With respect to the respective property and Assets they lease, sublease, license and/or use or occupy (including the Leased Real Properties), the Company and each of its Subsidiaries is in compliance in all material respects with such leases (including the Real Property Leases).

Section 3.13      Anti-Corruption Laws. For the past five (5) years, and except where the failure to be, or to have been, in compliance with, such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, any officer, director, manager, employee, or to the Knowledge of the Company, any agent or representative of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

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Section 3.14           Tax Matters.

Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            The Company and its Subsidiaries have filed when due (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to the Company and each of its Subsidiaries, all Taxes shown due on such Tax Returns and any other Taxes that are required to have been paid as of the date hereof to avoid penalties or charges for late payment have been paid, other than Taxes being contested in good faith, and all such Tax Returns (taking into account all amendments thereto) were true, complete and correct in all respects as of the time of such filing.

(b)            Any Liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, does not exceed the amount shown on the face of the Company Financial Statements (disregarding timing differences) as adjusted for the period thereafter through the Closing Date.

(c)            There is no Proceeding, audit or claim now pending or asserted against the Company or any of its Subsidiaries in respect of any Tax or assessment, nor has the Company or any of its Subsidiaries received any written notice of a proposed deficiency of any amount of Taxes due from such entities for a Tax period for which the statute of limitations for assessments remains open.

(d)            No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion, to the Knowledge of the Company, threatened in writing.

(e)            Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement, Tax allocation agreement or similar contract or agreement and does not have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (other than any such agreement solely between the Company and its existing Subsidiaries and commercial contracts not primarily relating to Taxes).

(f)            The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

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(g)            Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)           There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.

(i)            Neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter ruling or any other similar agreement with any Governmental Authority in respect of which the Company could have any Tax Liability after the Closing.

(j)            Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than Liabilities pursuant to a commercial Contract (or Contracts entered into in the Ordinary Course) entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(k)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing outside the Ordinary Course; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing outside the Ordinary Course.

(m)          To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.15           Intellectual Property.

(a)            Section 3.15(a) of the Disclosure Letter sets forth a true and complete list of all (i) issued patents and patent applications, trademark registrations and trademark applications material unregistered trademarks, internet domain names in each case that are owned by the Company or any of its Subsidiaries and (ii) the Material Recordings and the Material Musical Compositions (subclause (i), together with the Owned Recordings and the Owned Musical Compositions, the “Owned Intellectual Property”). To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any Subsidiary has any material trade secrets and the only material copyright rights owned by Company or Subsidiary are Owned Recordings and Owned Musical Compositions.

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(b)           Except for any licenses granted to the Owned Intellectual Property in the Ordinary Course, the Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and such rights are subsisting, and to the Company’s Knowledge, valid and enforceable, and such ownership is exclusive, other than with respect to Owned Recordings and Owned Musical Compositions. For each Material Recording and Material Musical Composition disclosed in Section 3.15(a) of the Disclosure Letter that is neither an Owned Recording nor an Owned Musical Composition, Section 3.15(b)(ii) of the Disclosure Letter identifies, to the Company’s Knowledge, any Lien (other than Permitted Liens) with respect to such Material Recordings and the Material Musical Compositions. For each Material Recording and Material Musical Composition disclosed in Section 3.15(a) of the Disclosure Letter that is either an Owned Recording or an Owned Musical Composition, Section 3.15(b)(iii) of the Disclosure Letter identifies, to the Company’s Knowledge, the cumulative ownership percentage held by Company and its Subsidiaries (subject to any de minimis inaccuracies) in and to such Material Recordings and Material Musical Compositions. For each Material Recording and Material Musical Composition disclosed in Section 3.15(a) of the Disclosure letter that is neither an Owned Recording nor an Owned Musical Composition, Section 3.15(b)(iii) of the Disclosure Letter identifies, to the Company’s Knowledge, the interest held by Company and its Subsidiaries, and if applicable the percentage share (subject to any de minimis inaccuracies), in and to such Material Recordings and Material Musical Compositions. To the Knowledge of the Company, except as set forth in Section 3.15(b)(iv) of the Disclosure Letter, (i) no material Owned Intellectual Property is the subject of any opposition, cancellation or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings and copyright prosecution Proceedings); (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Owned Intellectual Property; and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any material Owned Intellectual Property.

(c)           To the Knowledge of the Company, the Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable licenses to use, all Intellectual Property material to its business as currently conducted, and, to the Knowledge of the Company, the Company or its Subsidiaries has the enforceable right to administer Material Recordings and Material Musical Compositions for which Company has administration rights. The consummation of the Transactions will not, by itself, directly and immediately, materially impair any rights of the Company or any of its Subsidiaries to any material Owned Intellectual Property.

(d)           Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as currently conducted and as conducted in the three (3) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not conflict with, dilute, infringe, misappropriate or violate any Intellectual Property of any Person. Section 3.15(d) of the Disclosure Letter sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is in conflict with, dilutes, infringes, misappropriates or violates the Intellectual Property of any Person.

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(e)            Section 3.15(e) of the Disclosure Letter sets forth a true, accurate and complete list, as of the date of this Agreement, of pending Proceedings (i) in which it is alleged that any Person is in conflict with, dilutes, infringes, misappropriates or violates rights of the Company or any of its Subsidiaries to Owned Intellectual Property and (ii) to the Knowledge of the Company, involving the Company’s or any of its Subsidiaries administration rights or the works associated with such administration rights. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or violating the rights of the Company or any of its Subsidiaries in or to Owned Intellectual Property.

(f)            No present or former officer, director and employee, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (other than musical compositions and recordings) (“Works”) that were created by any officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries were made in the regular course of such Person’s employment or service relationship with the Company or Subsidiary using the facilities and resources and the Company or Subsidiary, and as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. Each present or former officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries who has created or contributed to the creation of Works, or who in the regular course such Person’s employment or service relationship with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Works, has executed an assignment or similar agreement with the Company or Subsidiary confirming the Company’s or Subsidiary’s ownership of such Works and transferring and assigning to the Company or Subsidiary all right, title and interest in and to such Intellectual Property or rights in such Intellectual Property have transferred by operation of Law. No Governmental Authority or academic institution has any right to, ownership of, or right to royalties for any Owned Intellectual Property.

(g)           The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property (including by entering into confidentiality, nondisclosure or similar agreements with all present and former officers, directors, employees, agents, independent contractors of, and consultants to the Company or Subsidiary who had access to or knowledge of such non-public Owned Intellectual Property). To the Knowledge of the Company, none of the non-public Owned Intellectual Property and none of the works for which the Company or any of its Subsidiaries have administration rights have been used, disclosed or appropriated to the detriment of the Company or Subsidiary without authorization, and other than for benefit of the Company or Subsidiary. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

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(h)           The Company and its Subsidiaries have established and implemented, and to the Knowledge of the Company, are operating in compliance in all material respects with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, intended to protect the confidentiality and security of Personal Information in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are intended to safeguard the Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person. Since January 1, 2019, to the Knowledge of the Company, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or substantial interruption in or to the use of such Computer Systems in the operation of the Company’s business. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems), or, with respect to any such issues pertaining to third-party service providers or Computer Systems outside of the Company’s control, has used commercially reasonable efforts to cause the applicable third party to do so. The Computer Systems are sufficient in all material respects for the operations of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted as of the Closing. None of the software owned by the Company or any of its Subsidiaries is or was distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such software to be dedicated to the public, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(i)            The Company and its Subsidiaries have in place commercially reasonable policies (including a privacy policy), rules and procedures (the “Privacy Policy”) regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer information. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy.

(j)            The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information (“Personal Information”). There are no material Proceedings pending or, to the Knowledge of the Company, threatened in writing against any the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Information.

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(k)            No material Proceedings are pending or, to the Knowledge of the Company, threatened in writing against any the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Information.

Section 3.16           Insurance.

(a)            Section 3.16(a) of the Disclosure Letter sets forth a true, complete and correct list of (i) all material fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and (ii) all material policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the Company and its Subsidiaries (collectively, the “Policies”). The Company has furnished true, complete and correct copies of all such Policies and Bonds to Acquiror. All premiums payable under all such Policies and Bonds have been paid timely and the Company and its Subsidiaries have complied fully with the terms and conditions of all such Policies and Bonds.

(b)           All such Policies and Bonds are in full force and effect and will not in any way be effected by or terminated or lapsed by reason of the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any of its Subsidiaries pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof. The Policies and Bonds maintained by the Company and its Subsidiaries are adequate in accordance with industry standards and the requirements of any applicable leases.

Section 3.17           Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened by or against, the Company, its Subsidiaries or any property or asset of the Company or its Subsidiaries or any of their predecessors, or, to the Knowledge of the Company, threatened by or against any officer, director, equityholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, and neither the Company nor any of its Subsidiaries is bound by any Order, in each case, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not have any Proceeding pending against any Governmental Authority or other Person, in each case, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or its Subsidiaries by any vendor, supplier or licensor, which has had and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.18           Labor Matters.

(a)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and each of its Subsidiaries has complied with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and each of its Subsidiaries has met all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification. Neither the Company nor any of its Subsidiaries currently employs, and since January 1, 2019 has not employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and each of its Subsidiaries has complied with all Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b)           Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d)            Since January 1, 2019, there have been no labor strikes, material disputes, slowdowns or stoppages actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any location closing or employee layoff activities during the three-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation.

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(e)            No labor union represents any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union Contract.

(f)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company’s or any of its Subsidiaries’ business as proposed to be conducted.

(g)           To the Knowledge of the Company, (i) no officer or Key Employee of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with the performance by such officer or employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries, (ii) no officer or Key Employee of the Company or any of its Subsidiaries, or any group of key employees of the Company or any of its Subsidiaries, has given written notice of their interest to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing or (iii) in the twelve (12) months prior to the date of this Agreement, no officer or Key Employee of the Company or any of its Subsidiaries has received an offer to join a business that is competitive with the business activities of the Company.

(h)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries is not an employee under applicable Laws or for any purpose, including for Tax withholding purposes or Benefit Arrangement purposes and neither the Company nor any Subsidiary has any material liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(i)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or employee, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

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Section 3.19          Employee Benefits.

(a)            Section 3.19(a) of the Disclosure Letter sets forth an accurate and complete list of all material Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangement” means, except for any statutory or government-mandated plans or arrangements, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and any other material bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, service award, company car, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant, member or other service provider of the Company or any Subsidiary (whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or any of its Subsidiaries has any liability, contingent or otherwise. For purposes of this Agreement, Benefit Arrangements that are sponsored by a professional employer organization or co-employer organization are referred to as “PEO Benefit Arrangements” and all other Benefit Arrangements are referred to as “Non-PEO Benefit Arrangements.”

(b)           With respect to each Non-PEO Benefit Arrangement, the Company has made available to Acquiror or its counsel a true and complete copy, to the extent available, of (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule, (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS regarding the tax-qualified status of each Benefit Arrangement and (vi) the most recent written result of all required compliance testing. With respect to each PEO Benefit Arrangement, the Company has made available to Acquiror or its counsel a true and complete copy, to the extent available, of each writing constituting a part of such material Benefit Arrangement and all amendments thereto.

(c)           With respect to each Benefit Arrangement, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Non-PEO Benefit Arrangement has been established, maintained and administered in accordance with its terms and with the requirements of applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Non-PEO Benefit Arrangement, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Non-PEO Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Non-PEO Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service (“IRS”) that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Non-PEO Benefit Arrangement; (iv) to the Knowledge of the Company, no such Non-PEO Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company or any of its Subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP; and (vi)  to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

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(d)            No Benefit Arrangement is, and none of the Company, any of its Subsidiaries, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no event has occurred and no condition exists that would subject the Company or the Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or except where such benefits are solely at the expense of the participant or the participant’s beneficiary.

(e)            Except as specified on Section 3.19(e) of the Disclosure Letter, neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in the aggregate) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

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(f)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any Taxes required by Section 409A of the Code.

(g)           No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

Section 3.20           Environmental and Safety. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (a) since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with all, and is in compliance in all material respects with all, and has not received any written (or, to the Knowledge of the Company, oral) notice alleging or otherwise relating to any material violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply, (b) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or report with respect to it or its facilities regarding any (i) actual or alleged material violation of Environmental and Safety Requirements, or (ii) actual or potential material Liability arising under Environmental and Safety Requirements, including any material investigatory, remedial or corrective obligation, (c) neither the Company nor any of its Subsidiaries has expressly assumed or undertaken any material Liability of any other Person under any Environmental and Safety Requirements, (d) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to material Liabilities pursuant to any Environmental and Safety Requirement, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

Section 3.21          Related Party Transactions. Section 3.21 of the Disclosure Letter sets forth a true, complete and correct list of the following (each such arrangement, an “Affiliate Transaction”): (a) each Contract entered into since January 1, 2019 between the Company or any of its Subsidiaries, on the one hand, and any current Affiliate of the Company or any of its Subsidiaries on the other hand (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company) and (b) all Indebtedness (for monies actually borrowed or lent) owed to the Company or its Subsidiaries since January 1, 2019 ended on the date hereof by any current Affiliate or employee of the Company or any of its Subsidiaries. No current or former Affiliate of the Company or any of its Subsidiaries (in each case, other than the Company or its Subsidiaries) is a guarantor or is otherwise liable for any Liability (including Indebtedness) of the Company or any of its Subsidiaries.

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Section 3.22           Material Contracts. Section 3.22 of the Disclosure Letter sets forth a true, complete and correct list of each of the following Contracts currently in effect (other than a Benefit Arrangement) to which the Company or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective Assets as of the date hereof (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(a)            Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company or any of its Subsidiaries;

(b)            guarantee of any obligation for borrowed money or otherwise;

(c)            assignment, license, covenant, indemnification or other agreement (e.g., agreements regarding administration rights) with respect to any form of intangible property, including any Intellectual Property and further including any Company Musical Compositions or Company Recordings, with the exception of: (i) shrink-wrap, click-wrap, click-through, or similar non-exclusive license to off-the-shelf software used for internal use by the Company, granted on standard terms, with a total dollar value not in excess of $25,000; or (ii) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course; or (iii) any Contract in connection with any Company Musical Composition or Company Recording where the Contract generated less than $2,000,000 in revenues to the Company and its Subsidiaries in any twelve (12)- month period commencing on or after January 1, 2019;

(d)            Contracts that contain a “non-compete” or similar agreement that materially restrict the geographic area in which the Company or any of its Subsidiaries may conduct its business as presently conducted;

(e)            Contracts relating to Affiliate Transactions;

(f)            Contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to (i) solicit or hire any Person, (ii) acquire any product or other asset or any service from any other Person, (iii) develop, sell, supply, distribute, offer support to or service any product to or for any other Person, or (iv) charge certain prices pursuant to a “most-favored nation” or similar clause, in each case, other than any such Contracts entered into by the Company in the Ordinary Course;

(g)            Contract with any vendor, other than any Contracts entered into by the Company in the Ordinary Course or any contracts entered into in connection with this Agreement or the Transactions, which gives rise to payments in excess of five hundred thousand dollars ($500,000); and

(h)            Contracts related to joint ventures, partnerships, relationships for joint development with another Person involving the sharing of the Company’s and/or its Subsidiaries’ profits with such Person, other than the Organizational Documents of the Company or co-publishing style joint venture arrangements entered into by the Company and/or its Subsidiaries in the Ordinary Course, in each case, that are material to the Company and its Subsidiaries, taken as a whole.

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Each Material Contract (x) is valid, binding and enforceable against the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company and its Subsidiaries, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and are not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as has not had and would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise noted in Section 3.22 of the Disclosure Letter, the Company has made available to Acquiror a true, complete and correct copy of each of the Material Contracts listed on Section 3.22 of the Disclosure Letter.

Section 3.23           Brokers and Other Advisors. Except for fees and expenses of Persons listed in Section 3.23 of the Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

Section 3.24           Debt Refinancing. The Company has delivered to Acquiror true, correct and complete copies of the Commitment Letters. The Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company (other than amendments or modifications to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar titles with the consent of the Lead Arranger as defined and contemplated therein). The Commitment Letters are legal, valid and binding obligations of the Company and, to the Knowledge of the Company, each other party thereto, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or preferential transfers, receivership or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Company under any material term or condition of the Commitment Letters.

Section 3.25           Private Placement. Each Company Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act; is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the acquisition of the Per Share Merger Consideration; and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Per Share Merger Consideration.

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Section 3.26          Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER), NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND THE COMPANY AND ITS SUBSIDIARIES EXPRESSLY DISCLAIM, AND THE ACQUIROR ACKNOWLEDGES THAT IT HAS NOT RELIED ON, ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OTHER PERSON (INCLUDING THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ADVISORS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER), THE COMPANY HEREBY EXPRESSLY DISCLAIMS, AND THE ACQUIROR ACKNOWLEDGES THEY HAVE NOT RELIED ON, ANY OTHER REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HERETOFORE HAVE BEEN OR MAY HEREAFTER BE MADE AVAILABLE TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER IN ANY “DATA ROOMS,” “MANAGEMENT PRESENTATIONS,” OR “BREAK-OUT SESSIONS,” IN RESPONSE TO QUESTIONS SUBMITTED BY OR ON BEHALF OF ACQUIROR OR OTHERWISE BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, ADVISOR, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES).

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub jointly and severally, represent and warrant to the Company:

Section 4.1            Organization, Qualification and Standing. Each of Acquiror and Merger Sub is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each of Acquiror and Merger Sub are in full force and effect and neither Acquiror nor Merger Sub is in violation of its Organizational Documents.

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Section 4.2            Authority; Enforceability. Each of Acquiror and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Acquiror and Merger Sub of this Agreement and the other Transaction Documents to which either is a party, and the consummation by each Acquiror Party of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of any Acquiror Party is necessary to authorize the execution, delivery and performance by each of Acquiror and Merger Sub of this Agreement, the other Transaction Documents to which any of them is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which each of Acquiror and Merger Sub is a party has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 4.3            Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which each of Acquiror and Merger Sub is a party by either Acquiror or Merger Sub, nor the consummation by either Acquiror or Merger Sub of the Transactions, nor compliance by either Acquiror or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of any Organizational Documents of either Acquiror or Merger Sub or (b)(i) violate any Law applicable to either Acquiror or Merger Sub or any of their respective properties or assets, or (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, either Acquiror or Merger Sub under, any of the terms, conditions or provisions of any contract or other agreement to which either Acquiror or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.4            Brokers and Other Advisors. Except for amounts payable to Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“C-H”) pursuant to the Business Combination Marketing Agreement, dated December 10, 2020 (the “Marketing Agreement”) as described in the Acquiror SEC Documents or amounts payable to Roth and/or C-H in connection with the PIPE Financing, in each case, as have been disclosed in writing to the Company prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or its Affiliates in connection with the Transactions and there is no investment banker, broker, finder or other intermediary or other Person who might be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

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Section 4.5            Capitalization.

(a)           The authorized share capital of Acquiror consists of 50,000,000 shares of Acquiror Common Stock, of which 14,650,000 shares of Acquiror Common Stock are issued and outstanding as of the date hereof. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Acquiror’s Organizational Documents or any contract to which Acquiror is a party or by which Acquiror is bound. Except as set forth in Acquiror’s certificate of incorporation, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Common Stock or any capital equity of Acquiror. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or any other interest in, Acquiror. Acquiror does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Acquiror Support Agreements and the Insider Letter Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of either Acquiror or Merger Sub other than Merger Sub, Acquiror does not directly or indirectly own, or hold, any rights to acquire, any capital stock or any other securities or interests in any other Person.

(b)           The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub (“Merger Sub Common Stock”). 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Acquiror free and clear of all Liens. Merger Sub is a wholly owned direct Subsidiary of the Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub or obligating Merger Sub to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub Corp or any of its Affiliates (including following the Closing, the Company or any of its Subsidiaries). Merger Sub was formed solely for purposes of the Merger, and holds no assets other than those required to complete the Merger.

(c)            Each of Sponsor and the parties to the Insider Letter Agreements have waived any anti-dilution rights or protections or similar adjustment mechanisms (in each case, as applicable and to the extent such rights, protections or mechanisms exist) with respect to the shares of Acquiror Common Stock owned by such Persons.

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Section 4.6             Issuance of Shares. The Per Share Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights.

Section 4.7             Consents; Required Approvals. No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by any Acquiror Party of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware by the Company, (b) the Acquiror Stockholder Approval and (c) the HSR Filing.

Section 4.8            Trust Account. As of the date of this Agreement, Acquiror has not less than one hundred fifteen million dollars ($115,000,000) in the trust account established by Acquiror for the benefit of its Acquiror Public Stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in Section 2(a)(16) of the Investment Company Act of 1940), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 10, 2020, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than payments to Roth and C-H pursuant to the Marketing Agreement as described in the Acquiror SEC Documents and to the Acquiror Public Stockholders who elect to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s certificate of incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other Tax obligations from any interest income earned in the Trust Account or (y) to redeem Acquiror Common Stock in accordance with the provisions of Acquiror’s Organizational Documents and the Trust Agreement. Acquiror has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Acquiror, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no Proceedings pending with respect to the Trust Account. Since December 10, 2020 Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Organizational Documents will terminate, and as of the Effective Time, Acquiror will have no obligation whatsoever pursuant to Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror, and following the Effective Time, no Acquiror Stockholder will be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. Acquiror has no reason to believe that, as of the Effective Time, any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror or any of its Affiliates on the Closing Date, other than with respect to satisfy any redemption payments owed to Redeeming Stockholders.

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Section 4.9             Listing. Acquiror Units, Acquiror Common Stock and Acquiror Warrants are listed on Nasdaq, with trading tickers ROCCU, ROCC and ROCCW, respectively. There is no Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Acquiror Units, Acquiror Common Stock or Acquiror Warrants on Nasdaq.

Section 4.10           Reporting Company. Acquiror is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Acquiror Units, Acquiror Common Stock and Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no legal Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the SEC with respect to the deregistration of the Acquiror Units, Acquiror Common Stock or Acquiror Warrants under the Exchange Act. Neither Acquiror nor any of its Representatives has taken any action that is designed to terminate the registration of Acquiror Common Stock, the Acquiror Units or the Acquiror Warrants under the Exchange Act.

Section 4.11           Undisclosed Liabilities. No Acquiror Party has any Indebtedness or other Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Acquiror Financial Statements except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Acquiror Financial Statements or in the notes to the most recent Acquiror Financial Statements and (b) such Liabilities arising in the ordinary course of Acquiror’s business since the date of the most recent Acquiror Financial Statement that are immaterial to the Acquiror Parties taken as a whole.

Section 4.12           Acquiror SEC Documents and Acquiror Financial Statements.

(a)            Acquiror has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Acquiror with the SEC since Acquiror’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Acquiror SEC Documents”). Acquiror SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Acquiror SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Acquiror SEC Document has been or is revised or superseded by a later filed Acquiror SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.12, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Acquiror SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein.

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(c)           Acquiror has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Acquiror SEC Documents (the “Acquiror Certifications”). Each of the Acquiror Certifications is true and correct.

(d)           Acquiror has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Acquiror is made known on a timely basis to the individuals responsible for the preparation of Acquiror’s SEC filings and other public disclosure documents.

(e)           Acquiror has established and maintains a standard system of accounting established and administered in accordance with GAAP. Acquiror has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)           Acquiror has no off-balance sheet arrangements.

(g)           Neither Acquiror nor, to the Knowledge of Acquiror, any manager, director, officer, employee, auditor, accountant or representative of Acquiror has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. No attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to the Acquiror Board (or any committee thereof) or to any director or officer of Acquiror. Since Acquiror’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Acquiror Board or any committee thereof.

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Section 4.13          Business Activities. Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward completing the Merger or other business combinations as described in the Prospectus. Except as set forth in Acquiror’s Organizational Documents, there is no agreement, commitment, or Order binding upon Acquiror or to which Acquiror is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. Acquiror does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.14          Acquiror Contracts. Neither Acquiror nor Merger Sub is a party to any Contract (other than nondisclosure agreements (containing customary terms) to which Acquiror is a party that were entered into in the ordinary course of its business and the Subscription Agreements).

Section 4.15          Employees. Neither Acquiror nor Merger Sub has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the officers and directors of Acquiror or Merger Sub in connection with activities on Acquiror or Merger Sub’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, neither Acquiror nor Merger Sub has any unsatisfied Liability with respect to any officer or director of Acquiror or Merger Sub.

Section 4.16          Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of Acquiror or Merger Sub, or (c) with respect to any person’s ownership of Acquiror Common Stock or common stock of Merger Sub, there are no Contracts between on the one hand, Acquiror or Merger Sub, and, on the other hand, (i) any present equityholder, manager, employee, officer or director of an Acquiror Party or (ii) any record or beneficial owner of the outstanding equity interests of Acquiror or Merger Sub.

Section 4.17           Litigation. (a) There is no Proceeding pending, or to the Knowledge of Acquiror, threatened against or by Acquiror or Merger Sub or any of their respective properties or rights before any Governmental Authority, and (b) neither Acquiror nor Merger Sub is subject to any outstanding judgment, writ, decree, injunction or Order of any Governmental Authority. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Acquiror, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.18          Organization of Merger Sub Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets or Liabilities of any nature other than those incident to the formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

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Section 4.19          PIPE Financing. In connection with the PIPE Financing, Acquiror has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons, evidenced in such Subscription Agreements, who have committed to purchasing Acquiror Common Stock in connection with the Transactions (each, a “PIPE Investor”) in an aggregate amount equal to one hundred fifty million dollars ($150,000,000) (the “PIPE Investment Amount”). Each Subscription Agreement is in full force and effect and is legal, valid and binding upon Acquiror and the applicable PIPE Investor, enforceable in accordance with its terms. As of the date hereof, no Subscription Agreement has been withdrawn, terminated, amended or modified since the date of delivery hereunder and, to the Knowledge of Acquiror, no such withdrawal, termination, amendment or modification is contemplated, and the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable PIPE Investor in any respect. There are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the Transactions or that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, in each case, other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions and delivered to the Company. Acquiror has, and to the Knowledge of Acquiror, each PIPE Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or, to the Knowledge of Acquiror as of the date hereof, any PIPE Investor, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or, to the Knowledge of Acquiror as of the date hereof, the applicable PIPE Investor or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, to the Knowledge of Acquiror as of the date hereof, result in any portion of PIPE Investment Amount to be paid by each PIPE Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Affiliates (including, from and after the Closing, the Acquiror, the Surviving Corporation and their respective Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount, except as set forth in the Subscription Agreements.

Section 4.20           Independent Investigation. Each of Acquiror and Merger Sub each acknowledge that they are a sophisticated purchaser and have made their own independent investigation, review and analysis regarding the Company and its Subsidiaries and the Transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiror or Merger Sub. together with expert advisors, including legal counsel, that it has engaged for such purpose. Each of Acquiror and Merger Sub have been provided with information that they have requested in connection with their investigation of the Company and its Subsidiaries and the Transactions. Each of Acquiror and Merger Sub acknowledges that except for the representations and warranties contained in Article III (as modified by the Disclosure Letter), none of the Company, its subsidiaries or any other person makes any express or implied representation or warranty, either written or oral, with respect to the Company or any of its Subsidiaries, and each of Acquiror and Merger Sub acknowledges that it has not relied on any other representations or warranties, whether made by the Company, any of its Subsidiaries or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents representatives or advisors).

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Section 4.21           Information Supplied. None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the filings with the SEC and mailings to Acquiror’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in such materials or that are included in the Acquiror SEC Documents).

Section 4.22           Investment Company. Neither Acquiror or Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.

Section 4.23           Lockup. All existing lock up agreements between Acquiror and any Acquiror Stockholder or holders of any other securities of Acquiror entered into in connection with the IPO provide for a lock up period with respect to the securities of Acquiror that is in full force and effect.

Section 4.24           Insider Letter Agreement. The letter agreements, dated December 10, 2020 between Acquiror and the Insiders (collectively owning approximately 21.5% of the issued and outstanding shares of Acquiror Common Stock), pursuant to which the Insiders agreed that (i) the Insiders will not transfer shares of Acquiror Common Stock owned by the Insiders (except to certain permitted transferees as described in each such letter agreement), (ii) if Acquiror solicits approval of its stockholders of an initial business combination, the Insiders will vote all shares of Acquiror Common Stock beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such initial business combination and (iii) the Insiders will not redeem any shares of Acquiror Common Stock in connection with such initial business combination, is still in full force and effect (the “Insider Letter Agreements”). True, complete and correct copies of all Insider Letter Agreements have been filed with the Acquiror SEC Documents.

Section 4.25          Board Approval. The Acquiror Board (including any required committee or subgroup thereof) has, as of the date of this Agreement, in accordance with the DGCL unanimously (a) determined that the Merger and the other Transactions are in the best interests of Acquiror and the Acquiror Stockholders, (b) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account (as described in the Acquiror’s certificate of incorporation), (c) approved and declared advisable this Agreement, the Merger and the other Transactions, (d) recommended approval and adoption by its stockholders of this Agreement, the Merger and the other Transactions and (e) determined that the Transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Acquiror’s Organizational Documents.

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Section 4.26           Vote Required. The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Common Stock present and entitled to vote at the Acquiror Stockholders Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock shall be required to approve the Amendment Proposal, (iii) a majority of the votes cast at the Acquiror Stockholder Meeting by holders of outstanding shares of Acquiror Common Stock shall be required to approve the Equity Compensation Plan Proposal, (iv) a majority of the votes cast at the Acquiror Stockholders Meeting by holders of outstanding shares of Acquiror Common Stock shall be required to approve the Nasdaq Proposal and (v) a plurality of the votes cast at the Acquirors Stockholders Meeting by holders of outstanding shares of Acquiror Common Stock is required to approve the Election of Directors Proposal, in each case, assuming a quorum is present, are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the approval by Acquirors Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

Section 4.27          Tax Matters.

Except as has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:

(a)            Acquiror and its Subsidiaries have filed when due (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to Acquiror and each of its Subsidiaries, all Taxes shown due on such Tax Returns and any other Taxes that are required to have been paid as of the date hereof to avoid penalties or charges for late payment have been paid, other than Taxes being contested in good faith, and all such Tax Returns (taking into account all amendments thereto) were true, complete and correct in all respects as of the time of such filing.

(b)            Neither Acquiror nor any of its Subsidiaries is subject to income Tax in any jurisdiction other than a jurisdiction in which each of Acquiror and its Subsidiaries are organized.

(c)           There is no Proceeding, audit or claim now pending or asserted against Acquiror or any of its Subsidiaries in respect of any Tax or assessment, nor has Acquiror or any of its Subsidiaries received any written notice of a proposed deficiency of any amount of Taxes due from such entities for a Tax period for which the statute of limitations for assessments remains open.

(d)            No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion, to the Knowledge of Acquiror, threatened in writing.

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(e)            Neither Acquiror nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement, Tax allocation agreement or similar contract or agreement and does not have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (other than any such agreement solely between Acquiror and its existing Subsidiaries and commercial contracts not primarily relating to Taxes).

(f)            Acquiror and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(g)            Neither Acquiror nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)           There are no Liens for Taxes upon any Assets of Acquiror and its Subsidiaries other than Permitted Liens.

(i)            Neither Acquiror nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings or any other similar agreement with any Governmental Authority in respect of which Acquiror could have any Tax Liability after the Closing.

(j)            Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Acquiror) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract (other than Liabilities pursuant to a commercial Contract (or Contracts entered into in the Ordinary Course) entered into by Acquiror or its Subsidiaries the primary subject of which is not Taxes).

(k)           Neither Acquiror nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            Neither Acquiror nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper, or change in, method of accounting for a Tax period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing outside the Ordinary Course; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing outside the Ordinary Course.

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(m)          To the Knowledge of the Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.28           Takeover Laws and Charter Provisions. The Acquiror Board has taken all action necessary so any Takeover Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of the aggregate Per Share Merger Consideration. As of the date of this Agreement, no Takeover Law applies with respect to the Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the aggregate Per Share Merger Consideration or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.29           Private Placement. Assuming the accuracy of the representations and warranties of the Company contained in Section 3.25 and the accuracy of the relevant representations and warranties of the subscribers in the Subscription Agreements, as applicable, it is not necessary, in connection with the offer, sale and issuance of the Acquiror Common Stock (i) issuable pursuant to the PIPE Financing and (ii) as part of the aggregate Per Share Merger Consideration issuable pursuant to the Agreement, to register such shares of Acquiror Common Stock so issuable under the Securities Act.

Section 4.30          Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NONE OF ACQUIROR, ACQUIROR’S AFFILIATES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, AND ACQUIROR EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ACQUIROR OR ANY OTHER PERSON (INCLUDING ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ADVISORS). EACH OF ACQUIROR AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THE COMPANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE LETTER) SUPERSEDE, REPLACE AND NULLIFY IN EVERY RESPECT THE DATA SET FORTH IN ANY OTHER DOCUMENT, MATERIAL OR STATEMENT, WHETHER WRITTEN OR ORAL, MADE AVAILABLE TO THE ACQUIROR OR MERGER SUB.

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Article V

COVENANTS AND AGREEMENTS OF THE COMPANY

Section 5.1             Conduct of Business of the Company. Except as contemplated by this Agreement, as set forth on Section 5.1 of the Disclosure Letter, or as required by applicable Law or to comply with COVID-19 Measures, during the period from the date of this Agreement until earlier of the Effective Time or the valid termination of this Agreement pursuant to Article IX (such period of time, the “Pre-Closing Period”), without the prior written consent of Acquiror (which consent will not be unreasonably withheld, conditioned or delayed and may be given as set forth below), (a) the Company shall, and shall cause each of its controlled Subsidiaries (and shall direct each of its other Subsidiaries) to use commercially reasonable efforts to (i) conduct its business in the Ordinary Course (with the Company’s actions to comply with COVID-19 Measures prior to the date of this Agreement being deemed to be in the Ordinary Course when determining whether actions take after the date of this Agreement are in the Ordinary Course) and (ii) preserve its goodwill, keep available the services of its present officers and maintain satisfactory relationships with customers and vendors; provided that in the case of each of the preceding clauses (a)(i)-(ii), during any period of full or partial suspension of operations related to COVID-19, the Company or its Subsidiaries, as applicable, may, in connection with COVID-19, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19, including the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the Ordinary Course for all purposes of this Section 5.1 and not be considered a breach of this Section 5.1, and (b) the Company shall not, and shall cause each of its controlled Subsidiaries (and shall direct each of its other Subsidiaries) not to:

(i)            amend its Organizational Documents;

(ii)           adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person, other than in connection with a merger or consolidation in connection with any Interim Acquisition;

(iii)          (A) issue, sell, pledge, amend, grant, create a Lien upon, or authorize the issuance, sale, pledge, amendment, grant or creation of a Lien upon, any equity interests of the Company or any of its Subsidiaries, (B) declare, set aside or pay any dividend or other distribution with respect to its equity interests, except for dividends or distributions by wholly-owned Subsidiaries to the Company or any of its Subsidiaries, or (C) redeem, purchase or otherwise acquire any of its equity interests, in each case, except in connection with (1) any such transactions involving the equity of wholly-owned Subsidiaries of the Company, (2) the exercise or settlement of any Company Options, (3) any issuance of Company Common Stock in connection with the Company Preferred Stock Conversion or (4) any Interim Acquisition;

(iv)          (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than (1) a Subsidiary of the Company or (2) not in excess of five million dollars ($5,000,000) in the aggregate or (3) in connection with any Interim Acquisition or (B) incur, assume, accelerate or guarantee any Indebtedness other than the (1) Assumed Indebtedness or (2) the incurrence of Interim Acquisition Indebtedness in an amount not to exceed one hundred fifty million dollars ($150,000,000) (such amount, “Permitted Interim Acquisition Indebtedness”);

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(v)           make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, (C) such expenditures as do not exceed two million dollars ($2,000,000) in the aggregate or (D) in connection with any Interim Acquisition;

(vi)          acquire, transfer, mortgage, assign, sell, lease, create a Lien (other than a Permitted Lien) upon or otherwise dispose of or pledge, any Asset of the Company or any of its Subsidiaries other than (A) in the Ordinary Course, (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to, or contemplated by, Contracts in effect as of the date hereof, (E) in the aggregate up to ten million dollars ($10,000,000), (F) Intellectual Property (which is solely the subject of Section 5.1(xiii)), (G) in connection with any Interim Acquisition or (H) in connection with the Assumed Indebtedness or any Permitted Interim Acquisition Indebtedness;

(vii)         commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of ten million dollars ($10,000,000), or in the aggregate in excess of twenty million dollars ($20,000,000);

(viii)        except as required under the terms of any Benefit Arrangement disclosed in Section 3.19(a) of the Disclosure Letter or applicable Law or in the Ordinary Course, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 10% of such employee’s salary immediately prior to the date of this Agreement or ten thousand dollars ($10,000), whichever is greater, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(ix)          enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association, works council, or other employee representative (or enter into negotiations to do any of the above);

(x)           change its fiscal year or any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(xi)          enter into, terminate, amend, renew or fail to renew, any Material Contract, in each case, if such entry, termination, amendment, renewal or failure to renew would be materially adverse to the Company and its Subsidiaries, taken as a whole;

(xii)         make or revoke any material Tax election (other than ordinary course Tax elections customarily made on periodic Tax Returns) or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, in each case except in the Ordinary Course;

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(xiii)        grant, modify, abandon, dispose of or terminate any rights relating to any material Owned Intellectual Property of the Company and its Subsidiaries, other than in the Ordinary Course or in connection with an Interim Acquisition or otherwise permit any of its rights relating to any material Owned Intellectual Property to lapse (other than registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Company and its Subsidiaries; or

(xiv)        agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.

Section 5.2             Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, the Company will provide to Acquiror and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel and subject to any restrictions or limitations relating to any COVID-19 Measures) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries). All of such information will be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. From and after the Closing, the Non-Disclosure Agreement will terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries. Notwithstanding anything herein to the contrary, Acquiror will not, without prior written consent of the Company (not to be unreasonably conditioned, delayed or withheld), make inquiries of Persons having business relationships with the Company or its Subsidiaries (including suppliers, customers and vendors) regarding the Company or its Subsidiaries or such business relationships.

Section 5.3             Employees of the Company. Section 5.3 of the Disclosure Letter lists those employees currently designated by the Company as key employees (the “Key Employees”). The Company has delivered to Acquiror true, correct and complete copies of employment agreements to be effective as of the Closing of the Merger with each such Key Employee on or prior to the date of this Agreement.

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Section 5.4             Additional Financial Information. The Company will use its reasonable best efforts to (a) provide Acquiror with the Company’s audited financial statements for the twelve-month periods ended March 31, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve- month periods ended on such dates, and the audited consolidated cash flow statements for the twelve-month periods ended on such dates, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditor (the “2020 Financials”) by May 1, 2021 (but in any event, no later than May 8, 2021) and (b) provide Acquiror with the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in equityholders’ equity and cash flows, for the nine months ended December 31, 2020 and 2019 by May 1, 2021 (but in any event, no later than May 8, 2021) (the “Nine Month Financials”, together with the 2020 Financials and related pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC), the “Required Financials”). The Company will provide Acquiror with the Company’s audited financial statements for the twelve-month period ended March 31, 2021 consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve- month period ended on such date, and the audited consolidated cash flow statements for twelve-month period ended on such date, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditor, together with related pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (the “2021 Financials”) no later than July 1, 2021.  Subsequent to the delivery of the 2021 Financials, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to Acquiror no later than 45 calendar days following the end of each quarterly period, together with related pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).  All of the financial statements to be delivered pursuant to this Section 5.4, will be prepared under U.S. GAAP (the “Required Financial Statements”).  The Required Financial Statements will be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments.  The Company will promptly provide additional Company financial information requested by Acquiror for inclusion in the Proxy Statement and any other filings to be made by Acquiror with the SEC.

Section 5.5             Notice of Change. Promptly following the Company obtaining Knowledge thereof, the Company will give notice to Acquiror of (a) any event, circumstance or any state of facts, change, effect, condition, development, event or occurrence that would reasonably be expected to cause the failure of any condition set forth in Article VIII to be satisfied, and (b) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that in each case (i) no such notification will affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement, (ii) no such notification will be deemed to amend or supplement the Disclosure Letter or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty and (iii) the failure to comply with this Section 5.5 will not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

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Section 5.6             D&O Insurance; Indemnification of Officers and Directors.

(a)           For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies on terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s current insurance coverage with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (such policy or the “tail” policy described in the following proviso, the “D&O Policy”); except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such D&O Policy in excess of 300% of the aggregate annual premium currently paid by the Company for its existing officers’ and directors’ liability insurance policy; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.6 shall be continued in respect of such claim until the final disposition thereof. Acquiror will bear the cost of the D&O Policy as an Acquiror Transaction Expense. During the term of the D&O Policy, Acquiror will not (and will cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Policy to be cancelled or any provision therein to be amended or waived and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 5.6 will be continued in respect of such claim until the final disposition thereof.

(b)           From and after the Effective Time, Acquiror and the Surviving Corporation agree that they shall indemnify, defend and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 5.6(b).

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(c)           Notwithstanding any other provisions hereof, the obligations of the Company and Acquiror contained in this Section 5.6 will be binding upon the successors and assigns of the Company and Acquiror. In the event the Company or Acquiror, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision will be made so that the successors and assigns of the Company or Acquiror, as the case may be, honor the indemnification and other obligations set forth in this Section 5.6.

(d)           This Section 5.6 will survive the consummation of the Transactions, is intended to benefit, and will be enforceable by any present and former director and officer of the Company and their respective successors, heirs and representatives, and will not be amended in any manner that is adverse to any such Person.

Article VI

COVENANTS OF ACQUIROR AND MERGER SUB

Section 6.1             Operations of Acquiror and Merger Sub Prior to the Closing. During the Pre-Closing Period, except as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, each of Acquiror and Merger Sub will (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:

(a)           make any amendment or modification to any of any Acquiror’s or Merger Sub’s Organizational Documents, other than solely in connection with an amendment to Acquiror’s Organizational Documents to extend the date by which the Merger may be consummated in accordance with Acquiror’s Organizational Documents;

(b)           amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Insider Letter Agreement or the Stock Escrow Agreement;

(c)           take any action in violation or contravention of any of Acquiror’s or Merger Sub’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(d)           enter into any Contract or amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract to which Acquiror is a party, or any other right or asset of Acquiror’s;

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(e)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of or reclassify, combine, split, subdivide or otherwise change any of its capital stock or other equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests, other than issuances of Acquiror Common Stock in connection with the PIPE Financing pursuant to the Subscription Agreements;

(f)            make any redemption, purchase or other acquisition of its capital stock or other equity interests, except pursuant to the Offer;

(g)           make any amendment, waiver or modification to the Trust Agreement or any other Contract related to the Trust Account;

(h)           make or allow to be made any reduction or increase in the Trust Account, other than as expressly required by Acquiror’s Organizational Documents and the Trust Agreement;

(i)            amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Subscription Agreement;

(j)            incur, create, refinance, otherwise become liable for any loan or Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Acquiror or assume, guarantee, endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the obligations of any Person for Indebtedness;

(k)           merge or consolidate with or acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other Person or business organization or any division thereof, purchase any of the assets or equity of, any corporation, partnership, other Person or business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(l)            amend, waive or terminate, in whole or in part, any material agreement to which Acquiror is a party;

(m)          fail to maintain its existence or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(n)           (i) make, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) with respect to its capital stock or other equity interests or (ii) redeem, repurchase, purchase or otherwise acquire any of Acquiror’s capital stock or other equity interest in Acquiror;

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(o)           change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(p)           make or revoke any material Tax election (other than ordinary course Tax elections customarily made on periodic Tax Returns) or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, in each case except in the Ordinary Course;

(q)           (i) adopt or amend any benefit plan, or enter into any employment contract or collective bargaining agreement, (ii) hire any employee of the Acquiror or its Subsidiaries or any other individual who is providing or will provide services to the Acquiror or its Subsidiaries or (iii) adopt any option plan not in existence as of the date hereof;

(r)            enter into, renew or amend in any material respect, any Contract with any of Acquiror’s Affiliates;

(s)           waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Proceeding) or compromise or settle any liability;

(t)            make any capital expenditures;

(u)           voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and its Subsidiaries;

(v)           enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.2             Listing. From the date of this Agreement through the Closing, Acquiror will take all actions that are necessary or desirable (a) for Acquiror to remain listed as a public company on, and for Acquiror Common Stock, Acquiror Units and Acquiror Warrants to be traded on Nasdaq and (b) to cause the Acquiror Common Stock to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.3             Resignations; Acquiror D&O Policies.

(a)           At or prior to Closing, Acquiror will deliver to the Company written resignations, effective as of the Effective Time, of the officers and directors of Acquiror.

(b)            Prior to the Closing, Acquiror will obtain and pay for directors’ and officers’ liability insurance (the “Acquiror D&O Policy”) that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).

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Section 6.4             Trust Account. Acquiror has established the Trust Account from the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Acquiror Public Stockholders and certain parties (including pursuant to the Marketing Agreement). Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Acquiror will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any Acquiror Public Shares by Acquiror Stockholders in connection with the Offer, (b) any amounts necessary to pay any Taxes, (c) the amounts owed to Roth and C-H pursuant to the Marketing Agreement, (d) expenses owed by Acquiror to third parties to which they are owed as described in the Prospectus and any amounts necessary to pay the Acquiror Transaction Expenses and the Company Transaction Expenses (solely to the extent not already paid) and (e) the balance of the assets in the Trust Account to Acquiror after or concurrently with the consummation of the Merger.

Section 6.5             Insider Letter Agreements. Acquiror will ensure that the Insider Letter Agreements will remain in full force and effect, that the Insiders will vote in favor of this Agreement and the Merger and that the Insiders will not vote in a manner adverse to the Voting Matters at the Acquiror Stockholders’ Meeting or redeem any shares of Acquiror Common Stock (or any other Acquiror capital stock) in connection with the Merger. Acquiror will not amend any Insider Letter Agreement without the prior written consent of the Company.

Section 6.6             Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 6.7             Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, Acquiror, including the Acquiror Board, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to irrevocably eliminate the effects of such Takeover Law on the Merger and the other Transactions.

Section 6.8             Notice of Changes. Acquiror will give prompt notice to the Company following the Acquiror’s awareness of (a) any event, circumstance or any state of facts, change, effect, condition, development, event or occurrence that would reasonably be expected to cause the failure of any condition set forth in Article VIII to be satisfied, and (b) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that in each case (i) no such notification will affect the representations, warranties, covenants, agreements or conditions to the obligations of the Acquiror or Merger Sub under this Agreement and (ii) no such notification will be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

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Article VII

ACTIONS PRIOR TO THE CLOSING

Section 7.1             No Shop.

During the Pre-Closing Period, neither the Company, on the one hand, nor Acquiror, on the other hand, will, and such Persons will direct, and use reasonable best efforts to cause, each of their respective members, officers, directors, Affiliates, managers, consultants, employees, Representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (including any revision, modification or follow-up with respect thereto), communicated in writing to the Company or Acquiror or any of their respective Representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal; provided, however, that nothing in the foregoing clause shall restrict the Company or its Affiliates or Representatives during the Pre-Closing Period from disclosing to its stockholders any unsolicited proposal received in connection with any Alternative Proposal if the Company Board determines that the failure of the Company to take such action would be inconsistent with its fiduciary duties under applicable Law. Each of Acquiror and the Company will immediately cease and cause to be terminated, and will direct their respective Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Alternative Proposal.

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Section 7.2             Proxy Statement; Acquiror Stockholders’ Meeting..

(a)           As promptly as reasonably practicable, but in no event more than five (5) Business Days after Acquiror’s receipt of the Required Financials, Acquiror will, in consultation with the Company, prepare and file with the SEC the Proxy Statement for the purposes of (i) providing Acquiror’s stockholders with the opportunity to redeem their Acquiror Common Stock in connection with the Transactions and (ii) soliciting proxies from Acquiror Stockholders to obtain the Acquiror Stockholder Approval at a meeting of the Acquiror Stockholders to be called and held for such purpose (the “Acquiror Stockholders’ Meeting”). The Acquiror shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Proxy Statement cleared by the SEC. As promptly as reasonably practicable after the execution of this Agreement, Acquiror will, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable Nasdaq listing rules or any other Laws relating to the Transactions (collectively, the “Other Filings”). Acquiror will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof Acquiror, will provide the Company and its counsel notice and a copy of all written correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Acquiror or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Acquiror will permit the Company and its counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and will consult with the Company and its advisors, in good faith, concerning such correspondence from the SEC with respect thereto, and will reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and Acquiror will not file the Proxy Statement or any or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that subject to prior compliance with the notice and cooperation obligations set forth in this Section 7.2(a), Acquiror will be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Acquiror or the Company, as the case may be, will promptly inform the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, an amendment or supplement to Proxy Statement. In the event of an Interim Acquisition, all references herein (i) to the timing of a filing by Acquiror, whether in respect of the Proxy Statement or an Other Filing, shall be modified to toll each such relevant period until the information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein, has been provided to Acquiror, and (ii) to information to be included in the Proxy Statement or an Other Filing concerning the Company and its Subsidiaries shall be modified to included such entity or assets as shall comprise the relevant Interim Acquisition.

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(b)           The Proxy Statement will be sent to the Acquiror Stockholders as soon as practicable after the date on which all comments to the Proxy Statement have been cleared by the SEC (but in any event, within five (5) Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of the Voting Matters. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to: (i) approval of the Business Combination (as defined the Acquiror’s certificate of incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”); (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved; (iii) approval and adoption of the Equity Compensation Plan (the “Equity Compensation Plan Proposal”), (iv) approval of the issuances of the aggregate Per Share Merger Consideration together with the Acquiror Common Stock to be issued pursuant to the Subscription Agreements, to the extent required by Nasdaq Listing Rules 5635(a) and (d) (the “Nasdaq Proposal”), (v) the approval of the election of each of the directors nominated to comprise the Acquiror Board as contemplated by Section 1.5 (the “Election of Directors Proposal”), (vi) the adjournment of the Acquiror Stockholders’ Meeting (the “Adjournment Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Equity Compensation Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal and the Adjournment Proposal, the “Voting Matters”). Acquiror will keep the Company reasonably informed regarding all matters relating to the Voting Matters and the Acquiror Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions in respect of the Offer. In accordance with Acquiror’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Acquiror Public Shares held by Acquiror Public Stockholders who have elected to redeem such Acquiror Public Shares.

(c)           On the date that Acquiror first files the Proxy Statement with the SEC, Acquiror shall file a registration statement on Form S-1 (or other applicable form) with respect to the resale of (i) Acquiror Common Stock issuable pursuant to the PIPE Financing and (ii) the aggregate Per Share Merger Consideration issuable pursuant to this Agreement (such registration statement, the “Registration Statement”). Acquiror shall take all or any action require or advisable under any applicable Law in connection with the issuance of shares of Acquiror Common Stock to the subscribers in the PIPE Financing at or prior to the Closing Date in accordance with the terms of the Subscription Agreement.

(d)           The Company will provide Acquiror, as promptly as reasonably practicable, with such information concerning the Company and its Subsidiaries as may be necessary for the information concerning the Company and its Subsidiaries in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholders’ Meeting and the preparation and filing of the Other Filings. Without limiting the foregoing, the Company will use its reasonable best efforts to ensure that the information relating to the Company and its Subsidiaries furnished by or on behalf of the Company and its Subsidiaries in writing expressly for inclusion in the Proxy Statement will not, as of (i) the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock, (ii) the time of the Acquiror Stockholders’ Meeting or (iii) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror will use its reasonable best efforts to ensure that the Proxy Statement does not, as of (i) the date on which the Proxy Statement is distributed to the holders of Acquiror Common Stock, (ii) as of the date of the Acquiror Stockholders’ Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Acquiror will not be responsible for the accuracy or completeness of any information relating to the Company or any other information, in each case, furnished in writing by the Company or its Subsidiaries expressly for inclusion in the Proxy Statement).

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(e)           With respect to any Acquiror Stockholder outreach by Acquiror in connection with the Acquiror Stockholders’ Meeting, the Company will use its commercially reasonable efforts to provide to Acquiror, and the Company will direct its Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary and reasonable in connection with Acquiror Stockholder outreach for the Acquiror Stockholders’ Meeting, which commercially reasonable efforts will include, among other things, (i) furnishing Acquiror reasonably promptly following Acquiror’s request, with information reasonably available to it regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of virtual meetings (including customary one-on-one virtual meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(f)            Acquiror will, through the Acquiror Board, unanimously recommend to its stockholders that they approve the Voting Matters (the “Acquiror Board Recommendation”) and will include the Acquiror Board Recommendation in the Proxy Statement, and will otherwise take all lawful action to solicit and obtain the Acquiror Stockholder Approval. Neither the Acquiror Board nor any committee thereof will change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the Acquiror Board Recommendation (any such event, an “Acquiror Change in Recommendation”). Acquiror will take all action necessary under applicable Law to, in consultation with the Company, establish a record date for (which record date will be mutually agreed with the Company), call, give notice of and hold a meeting of the Acquiror Stockholders to consider and vote on the Voting Matters at the Acquiror Stockholders’ Meeting. The Acquiror Stockholders’ Meeting will be held as promptly as practicable, in accordance with applicable Law and Acquiror’s Organizational Documents, after the date on which all comments to the Proxy Statement have been cleared by the SEC provided that Acquiror may postpone or adjourn the Acquiror Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Voting Matters or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.4. Acquiror will take all reasonable measures to ensure that all proxies solicited in connection with Acquiror Stockholders’ Meeting are solicited in compliance with applicable Law.

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(g)           Acquiror will establish an escrow account pursuant to the Subscription Agreements (the “PIPE Escrow”). The PIPE Escrow will provide that the proceeds from the PIPE Financing will be disbursed either to (i) Acquiror upon the consummation of the Transactions or (ii) to the PIPE Investors if the Merger is not consummated, in each case, as provided in the Subscription Agreements.

(h)           Acquiror will make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.

Section 7.3             Merger Sub Stockholder Approval. Immediately (but in any event within seventy two (72) hours) following the execution of this Agreement, Acquiror (i) will approve and adopt this Agreement and the other Transactions, as the sole stockholder of Merger Sub and (ii) deliver copies of such approvals to the Company.

Section 7.4             Efforts to Consummate the Transactions.

(a)           Subject to the terms and conditions herein provided, each of Acquiror and the Company will (i) at the request of the other Party, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Transactions and (ii) use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and other Transactions, to satisfy the conditions to the obligations to consummate the Merger and other Transactions, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement, including, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of any Governmental Authority as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. Without limiting the foregoing, Acquiror will take all action necessary to cause Merger Sub to perform its obligations under this Agreements.

(b)           In furtherance and not in limitation of Section 7.4(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each of Acquiror and the Company agree to promptly (but in any event no later than ten (10) Business Days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The HSR Filing fees and any other applicable fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated in this Agreement will be paid by Acquiror. Each of Acquiror and the Company agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act to the extent available. Each of Acquiror and the Company will, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by private Persons, (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties will keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c)           Neither the Acquiror nor its Affiliates will take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Acquiror further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other Order or ruling or statute, rule or regulation that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.5             Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company will take all such reasonable steps (to the extent permitted under applicable Law), including the Acquiror Board or the Company Board, as applicable, adopting resolutions consistent with the interpretive guidance of the SEC, to cause any dispositions or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6             Form 8-K; Press Releases.

(a)           As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two (2) Business Days before its filing deadline and which the Company may review and comment upon prior to filing and Acquiror will not file such Current Report on Form 8-K without the Company’s prior written consent (not to be unreasonably conditioned, delayed or withheld). Promptly after the execution of this Agreement, Acquiror and the Company will also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Acquiror and the Company.

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(b)           At least five (5) days prior to the Closing, the Company and Acquiror will begin preparing, in consultation with Acquiror, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Merger pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, Acquiror and the Company will prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, the Acquiror will distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

Section 7.7             Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents, the Merger and the Transactions will be paid by the Party incurring such fees or expenses, except as otherwise set forth in this Agreement, including with respect to the fees for the HSR Filing, the D&O Policy and the Acquiror D&O Policy.

Section 7.8             Amendments to Ancillary Agreements.  Prior to the Closing, neither Acquiror nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Ancillary Agreements.

Section 7.9             Tax Matters.

(a)           The Parties shall file all U.S. federal, state, local and other relevant Tax Returns consistent with the Intended Tax Treatment, and no Party hereto shall take a position inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar determination under applicable state or local Law), including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b)           This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3 and the Parties hereto hereby adopt it as such. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

(c)           The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(d)           The Parties shall cooperate and use their respective reasonable best efforts in order for the Company to obtain (i) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, substantially in form and substance as set forth in Section 7.9(d) of the Disclosure Letter, dated as of the Closing Date to the effect that, on the basis of the facts and representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”) and (ii) in the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP dated as of such date as may be required by the SEC to the effect that, on the basis of the facts and representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “SEC Tax Opinion” and together with the Closing Tax Opinion, the “Tax Opinions”).

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(e)           As a condition precedent to the rendering of the Tax Opinions, the Parties shall (and shall cause their respective Affiliates to) execute and deliver to Paul, Weiss, Rifkind, Wharton & Garrison LLP (i) tax representation letters substantially in form and substance as set forth in Section 7.9(e) of the Disclosure Letter, dated as of the Closing Date (the “Closing Tax Representation Letters”) and (ii) customary tax representation letters as Paul, Weiss, Rifkind, Wharton & Garrison LLP may reasonably request in form and substance reasonably satisfactory to Paul, Weiss, Rifkind, Wharton & Garrison LLP as of the date for filing any SEC Tax Opinion (the “SEC Tax Representation Letters” and together with the Closing Tax Representation Letters, the “Tax Representation Letters”). Each of the Parties shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made to Paul, Weiss, Rifkind, Wharton & Garrison LLP in the Tax Representation Letters described in this Section 7.9(e).

(f)            If Paul, Weiss, Rifkind, Wharton & Garrison LLP will not deliver the Tax Opinion, the Parties shall cooperate and use good faith efforts to consider and negotiate such amendments to this Agreement as may be reasonably required in order for Paul, Weiss, Rifkind, Wharton & Garrison LLP to deliver the Tax Opinion (it being understood that no Party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).

(g)           The Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(h)           The Company shall provide Acquiror prior to Closing one or more signed certificates in compliance with Treasury Regulations Section 1.1445-2 establishing that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code provided, however, that, notwithstanding anything in this Agreement to the contrary, Acquiror sole right if the Company fails to provide such certificate shall be to make an appropriate withholding under Section 1445 of the Code (to the extent applicable).

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Article VIII

CONDITIONS PRECEDENT

Section 8.1             Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           There is no Law or Order which (i) is in effect and (ii) has the effect of preventing, prohibiting, enjoining or making illegal, the consummation of the Transactions (a “Closing Legal Impediment”);

(b)           The Acquiror Stockholder Approval will have been obtained in accordance with the provisions of Acquiror’s Organizational Documents and the DGCL;

(c)           The Acquiror Common Stock to be issued in connection with the Transactions (including the PIPE Financing) will have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(d)           The Offer will have been completed in accordance with the terms hereof and the Proxy Statement;

(e)           After giving effect to all redemptions of Acquiror Public Shares pursuant to the Offer, Acquiror will have net tangible assets of at least five million one dollars ($5,000,001) upon consummation of the Merger;

(f)            The PIPE Financing will have been consummated pursuant to the Subscription Agreements;

(g)           The Debt Refinancing (or, if applicable, receipt of Lender Approval in lieu thereof) shall have been consummated or will be concurrently consummated with the Closing;

(h)           All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions will have expired or been terminated; and

(i)            Either (i) the Registration Statement shall have been declared effective by the SEC or (ii) Acquiror shall have been telephonically advised by the staff of the SEC that it will grant Acquiror’s request to accelerate the effectiveness of the Registration Statement.

Section 8.2             Conditions to Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

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(a)           The Fundamental Representations are true and correct in all material respects at and as of the Closing Date as though such Fundamental Representations were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent of changes or developments contemplated by the terms of this Agreement. All representations and warranties set forth in Article III (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent (i) of changes or developments contemplated by the terms of this Agreement or (ii) the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           The Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing; provided, that except in the case of willful breach, any failure to obtain Employment Agreements under Section 5.3 will not be taken into account when determining whether the Company has performed in all material respects;

(c)           There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)           Acquiror has received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c); and

(e)           The Company has executed and delivered to Acquiror a counterpart signature page to each Transaction Documents to which it is a party;

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Acquiror.

Section 8.3             Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of the Acquiror and Merger Sub set forth in this Agreement are true and correct in all material respects, as of the date hereof and as of the Closing, except (i) to the extent of changes or developments contemplated by the terms of this Agreement or (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);

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(b)           The Acquiror and Merger Sub have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the of the Acquiror and Merger Sub at or prior to the Closing;

(c)            There has been no event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Acquiror Material Adverse Effect;

(d)           The Company has received a certificate, signed by the chief executive officer or chief financial officer of Acquiror, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c);

(e)           Each Acquiror Party, Roth and C-H have executed and delivered to the Company a counterpart signature page to each of the Transaction Documents to which it is a party;

(f)            All members of the Acquiror Board and all officers of Acquiror will have executed written resignations effective as of the Effective Time;

(g)           The Post-Closing Directors will have been appointed to the board of Acquiror effective as of the Closing;

(h)           The Certificate of Incorporation will have been amended and restated in the form of the Acquiror A&R Charter;

(i)            Except for shares of Acquiror Common Stock issued pursuant to the Subscription Agreements, from the date of this Agreement through the Closing, no shares of Acquiror Common Stock will have been issued to any Person;

(j)            The Company will have received the Closing Tax Opinion; and

(k)           The Available Closing Date Total Cash is equal to or greater than the Minimum Cash without any breach, inaccuracy or failure to perform of any of the representations, warranties or covenants set forth in Section 4.5 or Section 6.1.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

Article IX

TERMINATION

Section 9.1             Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Company and Acquiror duly authorized by each of their respective boards of directors;

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(b)           by written notice from Acquiror to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company such that the conditions specified in Section 8.2(a) or Section 8.2(b) (as applicable) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that Acquiror will not have the right to terminate this Agreement pursuant to this Section 9.1(b) if (x) it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or (y) the Company has filed (and is then pursuing) an action seeking specific performance as permitted by Section 10.7;

(c)           by written notice from the Company to Acquiror, in the event of a breach of any representation, warranty, covenant or agreement on the part of an Acquiror Party such that the conditions specified in Section 8.3(a) or Section 8.3(b) (as applicable) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Acquiror Parties within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions specified in Section 8.2(a) or Section 8.2(b) (as applicable) would not be satisfied at the Closing;

(d)           by written notice from the Company to Acquiror if (i) the covenants provided in Section 7.3 and Section 7.4 are not timely performed or (ii) in the event of an Acquiror Change in Recommendation;

(e)           by written notice from either the Company or Acquiror to the other:

(i)            after October 14, 2021 (the “Outside Date”), if the Closing has not occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(e)(i) will not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii)           if any Closing Legal Impediment is in effect and has become final and non-appealable; or

(iii)          if the Acquiror Stockholder Approval is not obtained at the Acquiror Stockholders’ Meeting duly convened or any adjournment or postponement thereof.

Section 9.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof will be given by the Party desiring to terminate to the Company (if the Acquiror is the terminating Party) and Acquiror (if the Company is the termination Party), specifying the provision hereof pursuant to which such termination is made. Upon a valid termination of the Agreement pursuant to Section 9.1, this Agreement will, following delivery of notice pursuant to this Section 9.2 or written consent pursuant to Section 9.1(a), be null and void and of no further force and effect (other than the provisions of Section 7.7, this Section 9.2 and Article X), and there will be no Liability on the part of an Acquiror Party or the Company or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for any Willful Breach or for fraud. For the avoidance of doubt, the termination of this Agreement will not affect the obligations of Acquiror or its Affiliates under the Non-Disclosure Agreement.

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Article X

MISCELLANEOUS

Section 10.1           Amendment or Supplement. This Agreement may only be amended or supplemented by written agreement signed by each of the Parties.

Section 10.2           Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Acquiror and Merger Sub on the one hand and the Company on the other, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of such other Party hereto, (b) extend the time for the performance of any of the obligations or acts of such other Party hereto or (c) waive compliance by such other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such other Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Acquiror in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.3           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 will be null and void.

Section 10.4           Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for all purposes.

Section 10.5           Entire Agreement; No Third-Party Beneficiaries. Except for the provisions of  Section 5.6 and Section 6.3, which are intended to be enforceable by, and for the express benefit of, the Persons respectively referred to therein, this Agreement, the Disclosure Letter and the other Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and will not confer any benefit upon any Person other than the Parties.

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Section 10.6       Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.7        Specific Enforcement.

(a)        The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of a Party hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.1, each Party will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b)        Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.8       Consent to Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullEST extent permitted by applicable law, EACH OF THE PARTIES hereby irrevocably waiveS its rights to a trial by jury WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.

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Section 10.9       Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.9):

If to an Acquiror Party:

Roth CH Acquisition II Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attention: Byron Roth
E-mail: broth@roth.com

with a copy to:

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to the Company:

Reservoir Holdings, Inc.
75 Varick Street, 9th Floor
New York, NY 10013
Attention: Golnar Khosrowshahi, Jeff McGrath
E-mail: gk@reservoir-media.com and jm@reservoir-media.com

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with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey D. Marell, Esq.
E-mail: jmarell@paulweiss.com

Section 10.10      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.11     Remedies. Except as otherwise provided in this Agreement (including Section 9.2), any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.12      Trust Account; Waiver. Reference is made to the Prospectus. One or more Representatives of the Company have read the Prospectus, and the Company understands that Acquiror has established the Trust Account for the benefit of the Acquiror Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Acquiror may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Acquiror agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Acquiror.

Section 10.13      Definitions.

(a)        Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquiror Common Stock” means the shares of common stock, par value $0.0001 per share of Acquiror.

“Acquiror Financial Statements” means the audited consolidated financial statements of the Acquiror as of and for the period from inception to December 31, 2019 and for the fiscal year ended December 31, 2020 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the relevant periods ended on such dates, and the audited consolidated cash flow statements for the relevant periods ended on such dates.

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“Acquiror Material Adverse Effect” means any change, development, circumstance, effect, event or state of facts (each, an “Effect”) that has had, or would reasonably be expected to have, a material adverse effect upon the assets, financial condition, business, or results of operations of Acquiror and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be an “Acquiror Material Adverse Effect” (except in the cases of clauses (a), (b), (c) and (d), in each case, to the extent that such Effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other similarly situated Persons in the industry in which the Company or its Subsidiaries conducts business): (a) any change or development in interest rates or the conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (b) global, national or regional political or social conditions, including large-scale civil unrest, the engagement by the United States, or other countries in which the Acquiror operates, in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (c) changes or proposed changes in GAAP, (d) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (e) general conditions in the industry in which Acquiror and its Subsidiaries operate (including with respect to or as a result of COVID-19), (f) actions taken by the Company or its Affiliates, (g) actions or omissions taken by Acquiror or any of its Subsidiaries that are required or contemplated by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (h) the public announcement or the execution of this Agreement, the pendency or consummation of the Transactions, the identity of Acquiror or the Company in connection with the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (j) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (k) the failure by Acquiror to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, or (l) any change or prospective change in Acquiror’s or any of its Subsidiaries’ credit ratings.

“Acquiror Party” means each of Acquiror and Merger Sub

“Acquiror Public Shares” means the shares of Acquiror Common Stock issued as a component of the Acquiror Units.

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“Acquiror Public Stockholders” means the stockholders of Acquiror who hold Acquiror Units or Acquiror Common Stock issued in the IPO.

“Acquiror Stockholders” means the holders of Acquiror Common Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of the Acquiror Parties incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror Parties, whether paid or unpaid prior to the Closing, the HSR Filing fees, and costs resulting from the D&O Policy and the Acquiror D&O Policy.

“Acquiror Units” means a unit of Acquiror comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” mean any of the following transactions involving the Company or Acquiror, as applicable, (other than the transactions contemplated by this Agreement, including any Interim Acquisition): (a) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of the Company or Acquiror in a single transaction or series of transactions (other than the PIPE Financing).

“Ancillary Agreements” means the Acquiror Support Agreement, the Registration Rights Agreement, the Lockup Agreement, the Subscription Agreements, the Stockholders Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

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“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

“Assumed Indebtedness” means two hundred six million four hundred ninety thousand eight hundred forty eight dollars ($206,490,848) of Indebtedness of the Company as further described on Annex I, which includes, for informational purposes only, the current amounts of such Indebtedness as of the date hereof.

“Available Closing Date Total Cash” means, as of immediately prior to the Closing Date, an aggregate amount equal to the result of (without duplication) (a) Available Closing Date Trust Cash plus (b) the amount of cash that has been funded to Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Available Closing Date Trust Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account, minus (b) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Common Stock by any Redeeming Stockholders, minus (c) the Acquiror Transaction Expenses, minus (d) to the extent not included in the Acquiror Transaction Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror Parties or their respective Affiliates (to the extent the Acquiror Parties are responsible for or obligated to reimburse or repay any such amounts). For the avoidance of doubt, Available Closing Date Trust Cash will not be reduced by the Company Transaction Expenses.

“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Closing Net Indebtedness” means the total amount of the Company’s Indebtedness (excluding any Permitted Interim Acquisition Indebtedness) as of the Closing Date minus the Cash and Cash Equivalents of the Company and its Subsidiaries as of the Closing Date.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

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“Commitment Letters” means the executed debt commitment letter, dated as of the date hereof, among the Company and Truist (as defined therein).

“Company Charter” means the Company’s Second Amended and Restated Certificate of Incorporation, dated March 16, 2020.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.00001 per share.

“Company Musical Compositions” means any Musical Composition that is an Owned Musical Composition or a Musical Composition in which Company or any of its Subsidiaries have any other interest including a passive royalty interest (e.g., any Musical Compositions that Company or any of its Subsidiaries possess income collection rights or serve as an administrator).

“Company Option” means an option to acquire a share of Company Common Stock pursuant to the Reservoir Holdings, Inc. 2019 Long Term Incentive Plan, dated as of April 23, 2019.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Company Recording” means any Recording that is an Owned Recording or a Recording in which Company or any of its Subsidiaries have any other interest including a passive royalty interest (e.g., any Recordings that Company or any of its Subsidiaries possess income collection rights or serve as an administrator).

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share, designated as Series A-1 Preferred Stock in the Company Charter.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share, designated as Series A-2 Preferred Stock in the Company Charter.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approval” means the approval and adoption of the Merger, this Agreement and the Transactions by the requisite affirmative vote or written consent of the Company Stockholders in accordance with the DGCL and the Company Charter.

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“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated health conditions, epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020 or any Law intended to address the consequences of COVID-19.

“COVID-19 Measures” means any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, quarantine, “sheltering-in-place,” curfews, “non-essential business order,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other restrictions that relate to, or arise out of COVID-19, including the COVID-19 Law.

“Debt Refinancing” means the refinancing of the Existing Credit Agreement as contemplated by the Commitment Letters or any other credit facility on terms not materially less favorable in the aggregate to the Company than the refinancing contemplated by the Commitment Letters.

“Disclosure Letter” means the Company Disclosure Letter delivered to Acquiror on the date hereof.

“Effective Time Enterprise Valuation” means six hundred thirty seven million four hundred sixty two thousand one hundred sixty dollars ($637,462,160) plus (a) the amount of the purchase price paid or payable by the Company or its Subsidiaries for each Interim Acquisition (excluding any portion of each such purchase price consisting of earn-out or contingent payments) minus (b) the aggregate amount of all Permitted Interim Acquisition Indebtedness incurred by the Company or its Subsidiaries in connection with such Interim Acquisitions. The Effective Time Enterprise Valuation shall be calculated in a manner that is consistent with the illustrative calculation of the “Effective Time Enterprise Valuation” set forth on Section 10.13(a)(i) of the Company Disclosure Letter.

“Environmental and Safety Requirements” means all Laws and Orders, concerning public or worker health and safety (as either relates to exposure to hazardous substances), and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

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“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means an amount equal to the quotient of the Total Consideration Share Amount divided by the Fully Diluted Participating Share Number.

“Existing Credit Agreement” means that certain Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 16, 2019, by and among Reservoir Media, as borrower, the lenders party thereto from time to time and Truist Bank, as administrative agent, as amended, restated, supplemented or otherwise modified through Closing Date

“Fully Diluted Participating Share Number” means, without duplication, the aggregate number of shares of Company Common Stock and the As-Converted Preferred Stock issued and outstanding on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including (for the avoidance of doubt) the number of shares of Company Common Stock issuable upon the Company Preferred Stock Conversion and the number of shares of Company Common Stock issued or issuable upon the exercise of all Company Options; provided, however, that the Fully Diluted Participating Share Number shall not include (i) any Excluded Shares or (ii) any Company Options that are exercised or terminated as of the Effective Time.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1(a) (Organization, Qualification and Standing), Section 3.2 (Authority; Enforceability), Section 3.3 (Consents; Required Approvals), Section 3.4 (Non-Contravention), Section 3.5(a) (Capitalization), and Section 3.23 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (d) any self-regulatory organization or (e) any official of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, including, for the avoidance of doubt, the Assumed Indebtedness, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof), (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such first Person or any of its Subsidiaries has guaranteed or for which such first Person or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, and (e) any accrued interest, payment, fines, fees, penalties, expenses or other amounts applicable to or otherwise incurred in connection with or as a result of any payment (including prepayment or early satisfaction) of any obligation described in clauses (a) through (d). For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing will be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness will not include any deferred revenue of the Company or its Subsidiaries or any Taxes.

“Insider Shares” means the 3,150,000 shares of Acquiror Common Stock held or controlled by Acquiror’s Insiders.

“Insiders” means Sponsor and Acquiror’s officers, directors and any holder of Insider Shares as set forth on Annex II.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, Know-How, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, and other extension of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, and all content contained therein.

“Interim Acquisition” means any acquisition by the Company or its Subsidiaries, whether through a single transaction or a series of related transactions, of (a) a majority of the voting equity securities or other controlling ownership interest in another person whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (b) assets of another person which constitute all or substantially all of the assets of such person or of a division, line or business unit of such person or (c) any equity securities, interests or assets that would be reflected in the Company’s consolidated financial statements in accordance with GAAP, in each case, in connection with the Company Business and after the date of the Letter of Intent and prior to the Effective Time.

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“Interim Acquisition Indebtedness” means the aggregate amount of all Indebtedness incurred by the Company in connection with Interim Acquisitions.

“IPO” means the initial public offering of Acquiror pursuant to a prospectus dated December 10, 2020 (the “Prospectus”).

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, data, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means, (a) in the case of Acquiror, the actual knowledge after reasonable inquiry, of Acquiror’s executive officers and (b) in the case of the Company, the actual knowledge, after reasonable inquiry of the individuals set forth on Section 10.13(a) of the Company Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lender Approval” means the approval by the Required Lenders (as defined in the Existing Credit Agreement) of the Transactions, in accordance with, and to the extent required by, the Existing Credit Agreement.

“Letter of Intent” means that certain letter of intent, dated February 15, 2021, between Acquiror and the Company.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

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“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Material Adverse Effect” means any Effect that has had, or would reasonably be expected to have, a material adverse effect upon the assets, financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “Material Adverse Effect” (except in the cases of clauses (a), (b), (c) and (d), in each case, to the extent that such Effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other similarly situated Persons in the industry in which the Company or its Subsidiaries conducts business): (a) any change or development in interest rates or the conditions affecting the economy, financial, credit, debt, capital or securities markets generally (including with respect to or as a result of COVID-19), (b) global, national or regional political or social conditions, including large-scale civil unrest, the engagement by the United States, or other countries in which the Company operates, in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, ((c) changes or proposed changes in GAAP, (d) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (e) general conditions in the industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19), (f) actions or omissions taken by Acquiror or its Affiliates, (g) actions taken by the Company or any of its Subsidiaries that are required or contemplated by this Agreement or any Transaction Document or taken with the prior written consent of Acquiror, (h) the public announcement or the execution of this Agreement, the pendency or consummation of the Transactions, the identity of Acquiror or the Company in connection with the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (j) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (k) the failure by the Company to take any action that is prohibited by this Agreement unless Acquiror has consented in writing to the taking thereof, or (l) any change or prospective change in the Company’s or any of its Subsidiaries’ credit ratings.

“Material Musical Compositions” means those Company Musical Compositions that are responsible for the top 50% of the Net Publisher’s Share received by the Company and its Subsidiaries attributable to exploitation of Company Musical Compositions over the year prior to the date of December 31, 2020.

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“Material Recordings” means those Company Recordings that are responsible for the top 50% of the Net Label Share received by the Company and its Subsidiaries attributable to exploitation of Company Recordings over the year prior to the date of December 31, 2020.

“Minimum Cash” means an amount equal to one hundred twenty five million dollars ($125,000,000).

“Musical Composition” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages, whether in the form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

“Nasdaq” means the Nasdaq Capital Market.

“Net Label Share” means revenue received by a Person in connection with the exploitation of its musical recordings less payments, royalties and other amounts paid out to other Persons.

“Net Publisher’s Share” means the license fees, royalties and other revenue received by a Person from the exploitation of its musical compositions less all license fees, payments, royalties and other amounts (other than advances) paid out to other Persons.

“Non-Disclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of December 16, 2020 by and between the Company and Acquiror.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Company and any of its Subsidiaries consistent with past practice before the date hereof, including any actions to comply with COVID-19 Measures.

“Organizational Documents” means the certificate or articles of incorporation and bylaws, certificate or articles of organization or operating agreement or similar constitutional documents as in effect from time to time including any amendments thereto.

“Owned Musical Compositions” means a Musical Composition that is owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries. For the avoidance of doubt, Owned Musical Compositions shall not include any Musical Compositions in which the Company or any of its Subsidiaries has a passive royalty interest.

“Owned Recording” means a Recording that is owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries. For the avoidance of doubt, Owned Recordings shall not include any Recordings in which the Company or any of its Subsidiaries has a passive royalty interest.

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“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements in accordance with GAAP; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (e) title of a lessor under a capital or operating lease, (f) any Lien in favor of a lessor, sublessor or licensor under any of the Real Property Leases to secure unpaid rent; (g) Liens in favor of the lessors under the Real Property Leases, or encumbering the fee simple interest (or any superior leasehold interest) in the Leased Real Properties; (h) Liens securing existing Indebtedness of the Company and its Subsidiaries; (i) Liens imposed by applicable securities Laws; (j) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s assets that are subject thereto; and (k) rights of first refusal, right of first offer, proxy, voting trusts, voting agreements or similar arrangements.

“Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, trust or any other entity, including a Governmental Authority.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Proxy Statement” means the proxy statement relating to the Transactions contemplated by this Agreement, which will constitute a proxy statement of Acquiror to be used for the Acquiror Stockholders’ Meeting to approve the Voting Matters, in all cases in accordance with and as required by the Acquiror’s Organizational Documents, applicable Law and the rules and regulations of the SEC.

“Recording” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of records or for any other exploitation of sound.

“Redeeming Stockholder” means a holder of Acquiror Common Stock who accepts the Offer or otherwise demands that Acquiror redeem its Acquiror Common Stock into cash in connection with the Transactions and in accordance with the Acquiror’s Organizational Documents.

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“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stock Escrow Agreement” means that certain Stock Escrow Agreement, dated as of December 10, 2020, by and among ROCC, the initial securityholders party thereto and Continental Stock Transfer & Trust Company.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Takeover Laws” means any state takeover Law or other state Law (including Section 203 of the DGCL) that purports to limit or restrict business combinations or the ability to acquire or vote Acquiror Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (b) Liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (c) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (a) or (b).

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“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and will include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Authority.

“Total Company Exercise Prices” means the aggregate exercise prices that would be paid to the Company if all Company Options that are outstanding as of immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.

“Total Consideration” means the (a) Effective Time Enterprise Valuation plus (b) the Total Company Exercise Prices minus (c) the Closing Net Indebtedness. The Total Consideration shall be calculated in a manner that is consistent with the illustrative calculation of the “Total Consideration” set forth on Section 10.13(a)(i) of the Company Disclosure Letter.

“Total Consideration Share Amount” means a number of shares of Acquiror Common Stock equal to (a) the Total Consideration divided by (b) ten dollars ($10.00).

“Transaction Documents” means, collectively, this Agreement, the Acquiror Support Agreement, the Registration Rights Agreement, the Lockup Agreement, the Subscription Agreements, the Stockholders Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the PIPE Financing.

“Treasury Regulations” means any regulations promulgated by the U.S. Department of the Treasury under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 10, 2020 between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

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(b)        Cross-References. The following terms are defined in the sections referenced in the table below.

Term	Section
2020 Financials	5.4
Acquiror	Preamble
Acquiror A&R Bylaws	Recitals
Acquiror A&R Charter	Recitals
Acquiror Board	1.5(b)
Acquiror Board Recommendation	7.2(f)
Acquiror Certifications	4.12(c)
Acquiror Change in Recommendation	7.2(f)
Acquiror D&O Policy	6.3(b)
Acquiror SEC Documents	4.12(a)
Acquiror Stockholder Approval	4.26
Acquiror Stockholders’ Meeting	7.2(a)
Acquiror Support Agreement	Recitals
Additional Proposal	7.2(b)
Affiliate Transaction	3.21
Agreement	Preamble
Alternative Proposal	7.1
Amendment Proposal	7.2(b)
Antitrust Laws	7.4(b)
As-Converted Preferred Stock	2.1(a)
Balance Sheet Date	3.7
Benefit Arrangement	3.19(a)
Bonds	3.16(a)
Certificate of Merger	1.2(a)
Certificates	2.2(b)
C-H	4.4
Closing	1.2(b)
Closing Date	1.2(b)
Closing Form 8-K	7.6(b)
Closing Legal Impediment	8.1(a)
Closing Press Release	7.6(b)
Closing Tax Opinion	7.9(d)
Closing Tax Representation Letters	7.9(e)
Company	Preamble
Company Board	3.5(c)
Company Financial Statements	3.7
Company Preferred Stock Conversion	2.1(a)
Computer Systems	3.15(h)
D&O Policy	5.6(a)
D&O Policy	5.6(a)
DGCL	Recitals
Effect	10.13(a)
Effective Time	1.2(a)
Election of Directors Proposal	7.2(b)
Equity Compensation Plan	Recitals

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Term	Section
Equity Compensation Plan	Recitals
Equity Compensation Plan Proposal	7.2(b)
ERISA	3.19(a)
ERISA Affiliate	3.19(d)
Exchange Agent	2.2(a)
Exchange Fund)	2.2(a)
Exchanged Option	2.1(b)(iv)
Excluded Shares	2.1(b)(ii)
Grant Date	3.5(c)
HSR Filing	3.3(a)
Insider Letter Agreement	4.24
Intended Tax Treatment	Recitals
IRS	3.19(c)
Key Employees	5.3
Leased Real Properties	3.12(b)
Leased Real Property	3.12(b)
Letter of Transmittal	2.2(b)
Lockup Agreement	Recitals
Marketing Agreement	4.4
Material Contract	3.22
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	4.5(b)
Merger Sub Common Stock	4.5(b)
Nasdaq Proposal	7.2(b)
Nine Month Financials	5.4
Non-PEO Benefit Arrangements	3.19(a)
Offer	Recitals
Other Filings	7.2(a)
Outside Date	9.1(e)(i)
Owned Intellectual Property	3.15(a)
Parties	Preamble
Party	Preamble
PEO Benefit Arrangements	3.19(a)
Per Share Merger Consideration	2.1(b)(i)
Permitted Interim Acquisition Indebtedness	5.1(iv)
Personal Information	3.15(j)
PIPE Escrow	7.2(g)
PIPE Financing	Recitals
PIPE Investment Amount	4.19
PIPE Investor	4.19
Policies	3.16(a)
Post-Closing Directors	1.5(b)
Pre-Closing Period	5.1
Pre-Closing Period	5.1

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Term	Section
Privacy Policy	3.15(i)
Real Property Leases	3.12(b)
Registration Rights Agreement	Recitals
Required Financials	5.4
Required Financial Statements	5.4
Reservoir Media	3.7
Roth	4.4
SEC Tax Opinion	7.9(d)
SEC Tax Representation Letters	7.9(e)
Sponsor	Recitals
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	1.1
Surviving Corporation	Recitals
Tax Opinions	7.9(d)
Tax Representation Letters	7.9(e)
Transaction Proposal	7.2(b)
Trust Account	4.8
Trust Agreement	4.8
Trustee	4.8
Voting Matters	7.2(b)
Works	3.15(f)
Written Consent	Recitals

Section 10.14       Interpretation.

(a)        When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference will be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” will not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” means United States Dollars.

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(b)        The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15      Publicity. Except as required by Law or as contemplated by this Agreement, the Parties agree that neither they nor their agents will issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

Section 10.16      Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and each such representation, warranty, covenant, obligation and other agreement will terminate and expire upon the occurrence of the Effective Time (and there will be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing (and this Article X as applicable to such covenants and agreements) and (b) this Section 10.16.

Section 10.17      Non-Recourse. Other than in the case of fraud, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Other than in the case of fraud, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ROTH CH ACQUISITION II CO.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chairman & CEO

ROTH CH II MERGER SUB CORP.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chairman & CEO

RESERVOIR HOLDINGS, INC.

By:	/s/ Golnar Khosrowshahi
	Name:	Golnar Khosrowshahi
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

ASSUMED INDEBTEDNESS

The Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 16, 2019, among Reservoir Media Management, Inc., as Borrower, the lenders from time to time party thereto, and Truist Bank as administrative agent (as amended, supplemented, restated or otherwise modified from time to time), under which an aggregate principal amount of eighteen million five hundred thousand ($18,500,000) of term loans and one hundred eighty seven million nine hundred ninety thousand eight hundred forty eight dollars ($187,990,848) of revolving loans remain outstanding as of the date hereof.

ANNEX I

ANNEX II

INSIDERS

Byron Roth

Gordon Roth

Aaron Gurewitz

John Lipman

Molly Montgomery

Daniel M. Friedberg

Adam Rothstein

CR – Financial Holdings, Inc.

CHLM Sponsor-1 LLC

Nazan Akdeniz

Louis J. Ellis III

Theodore Roth

ANNEX II

Exhibit G

Reservoir Holdings, Inc.
2021 Omnibus Incentive Plan

1.                  Purpose. The purpose of the Reservoir Holdings, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors (collectively, the “Service Providers”) of Reservoir Holdings, Inc., a Delaware corporation (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) and its Affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of the Service Providers with those of the Company’s stockholders.

2.                  Effective Date; Duration. The Plan shall be effective [ ] (the “Effective Date”). which is the date of its adoption by the Board, subject to the approval of the plan by the shareholders of the Company in accordance with the requirements of the laws of the State of Delaware. The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3.      Definitions. The following definitions shall apply throughout the Plan:

(a)                “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control”, as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)                “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.

(c)                “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).

(d)                “Award Transfer Program” means any program approved by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee.

(e)                “Beneficial Ownership” has the meaning set forth-in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(f)                 “Board” means the Board of Directors of the Company.

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(g)                “Cause” means, unless the applicable Award Agreement states otherwise, (A) the Participant’s conviction of, or entry of a plea of no contest to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a material provision of any employment agreement, consulting agreement, directorship agreement or similar services agreement or offer letter between the Participant and the Company or any of its Affiliates, or any non-competition, non-disclosure or non-solicitation agreement with the Company or any of its Affiliates, (D) the Participant’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, (E) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, or (F) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. The determination of whether Cause exists shall be made by the Committee in good faith in its sole discretion upon, or within 60 days following, termination of the Participant’s employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless the Participant has first received a written notice from the Company which sets forth in reasonable detail the circumstances giving rise to Cause and the Participant shall have a period of 30 days to cure (if capable of cure).

(h)                “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:

(i)                 the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates, Permitted Holders or any of their respective Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(ii)              a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

(iii)            the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; and

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(iv)             the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company, the Permitted Holder Group or Permitted Holders (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than the Permitted Holder Group, Permitted Holders or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred if immediately after the occurrence of any of the events described in clauses (a) – (d) above, a Permitted Holder or Permitted Holder Group are the Beneficial Owners, directly or indirectly, of 50% or more of the combined voting power of the Company or any successor.

(i)                 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(j)                 “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.

(k)                “Common Stock” means the common stock of the Company, par value of $0.00001 per share.

(l)                 “Company” has the meaning set forth in Section 1 of the Plan.

(m)              “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.

(n)                “Director” means any member of the Company’s Board.

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(o)                “Disability” means, unless otherwise provided in an Award Agreement, cause for termination of a Participant’s employment or service due to a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.

(p)                “$” shall refer to the United States dollars.

(q)                “Effective Date” has the meaning set forth in Section 2.

(r)                 “Eligible Director” means a Director who satisfies the conditions set forth in Section 4(a) of the Plan.

(s)                 “Eligible Person” means any (i) individual employed by the Company or an Affiliate, (ii) any Director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate, or (iv) prospective employee, Director, officer, consultant or advisor who has accepted an offer of employment or service and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate.

(t)                 “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any Subsidiary and a Participant.

(u)                “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(v)                “Fair Market Value” means, (i) with respect to a Share of Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date.

(w)              “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(x)                “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(y)                “Immediate Family Members” has the meaning set forth in Section 15(b)(ii) of the Plan.

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(z)                “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.

(aa)             “NASDAQ” means the Nasdaq Global Select Market.

(bb)            “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(cc)             “Option” means an Award granted under Section 7 of the Plan.

(dd)            “Option Period” has the meaning set forth in Section 7(c) of the Plan.

(ee)             “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is denominated and/or payable in cash, including cash awarded as a bonus or upon the attainment of specific performance criteria or as otherwise permitted by the Plan or as contemplated by the Committee.

(ff)               “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

(gg)            “Participant” has the meaning set forth in Section 6(a) of the Plan.

(hh)            “Performance Conditions” means specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis, including without limitation, on the following measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis; (viii) earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv)  customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘‘value creation’’ metrics; (xvii) enterprise value; (xviii) stockholder return; (xix) client or customer retention; (xx) competitive market metrics; (xxi) employee retention; (xxii)  personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxiii) system-wide revenues; (xxiv) cost of capital, debt leverage year-end cash position or book value; (xxv) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxvi)  any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate, or as compared to various stock market indices. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.

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(ii)               “Permitted Holder Group” means any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) of the definition of “Permitted Holders” and that, directly or indirectly, hold or acquire Beneficial Ownership of the voting stock of Reservoir Holdings, Inc..

(jj)               “Permitted Holders” means, at any time, each of (i) Persis Holdings, Ltd, a corporation organized under the laws of British Columbia and any of its subsidiaries, (ii) any individual that owns Persis Holdings, Ltd, his spouse, children (natural or adopted), lineal descendants or the estates, heirs, executors, personal representatives, successors or administrators upon or as a result of the death, incapacity or incompetency of such Person, or any trust established for the benefit of (or any charitable trust or non-profit entity established by) any family member mentioned in this clause (i), or any trustee, protector or similar person of such trust or non-profit entity or any Person, directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (i), (iii) any person who is acting solely as an underwriter in connection with a public or private offering of equity interests of Reservoir Holdings, Inc. or any of its direct or indirect parent companies, acting in such capacity and (iv) any Permitted Holder Group.

(kk)            “Permitted Transferee” has the meaning set forth in Section 15(b)(ii)(E) of the Plan.

(ll)               “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

(mm)        “Released Unit” has the meaning set forth in Section 9(e)(ii) of the Plan.

(nn)            “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.

(oo)            “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan.

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(pp)            “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.

(qq)            “SAR Period” has the meaning set forth in Section 8(c) of the Plan.

(rr)               “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

(ss)              “Share” means a share of Common Stock, par value of 0.00001 per share.

(tt)               “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(uu)            “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”

(vv)            “Substitute Awards” has the meaning set forth in Section 5(g) of the Plan.

4.                  Administration.

(a)                The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards (including Substitute Awards) to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) implement an Award Transfer Program, (v) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (vi) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

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(b)                The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, RSUs or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees or the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.

(c)                As further set forth in Section 15(f) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulation or NASDAQ listing guidelines.

(d)                Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)                No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

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(f)                 The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.                  Grant of Awards; Available for Awards; Limitations.

(a)                Awards. The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement.

(b)                Available Shares. Subject to Section 11 of the Plan and subsection (e) below, the maximum number of Shares available for issuance under the Plan shall not exceed [                 ]1, plus the number of Shares set forth in the next sentence (the “Share Pool”) on a fully diluted basis. The Share Pool will automatically increase each fiscal year following the Effective Date beginning with fiscal year 2023 and ending with fiscal year 2031 by the lesser of (a) 3% of the total number of Shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis and assuming that all shares available for issuance under the Plan are issued and outstanding or (b) such number of Shares determined by the Board. The increase shall occur on the first day of each such fiscal year or another day selected by the Board during such fiscal year.

(c)                Incentive Stock Options Limit. The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed [              ].2

(d)                Director Compensation Limit. The maximum amount (based on the fair value of Shares underlying Awards on the grant date as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall be $750,000 during such fiscal year.

[1]	To equal 13.18% on a fully diluted basis.

[2]	Insert same number as footnote 1.

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(e)                Share Counting. The Share Pool shall be reduced by the number of Shares delivered for each Award granted under the Plan that is valued by reference to a Share of Common Stock; provided, that Awards that are valued by reference to Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Shares subject to such Awards shall again be available for Awards under the Share Pool. In addition, any (i) Shares tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan, or upon the lapse of restrictions on, or settlement of, an Award, shall again be available for Awards under the Share Pool.

(f)                 Source of Shares. Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(g)                Substitute Awards. The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Shares available for Awards (i.e., Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.

6.                  Eligibility.

(a)                Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”).

(b)                Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

7.                  Options.

(a)                Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.

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(b)                Exercise Price. The exercise price per Share of Common Stock for each Option (that is not a Substitute Award), which is the purchase price per Share underlying the Option, shall be determined by the Committee, and unless otherwise determined by the Committee, or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.

(c)                Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d)                Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the exercise price and such applicable taxes. The exercise price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the Option is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes; (B) if permitted by the Award Agreement and/or Committee, if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) if permitted by the Award Agreement and/or Committee by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the exercise price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

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(e)                Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.

8.                  Stock Appreciation Rights (SARs).

(a)                Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement.

(b)                Exercise Price. The exercise or hurdle price per Share of Common Stock for each SAR shall be determined by the Committee and, unless otherwise determined by the Committee or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.

(c)                Vesting and Expiration. SARs shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

(d)                Method of Exercise. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the SAR Period, the Fair Market Value exceeds the exercise price, the Participant has not exercised the SAR, and the SAR has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

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(e)                Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the exercise price, less an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.

9.                  Restricted Stock and Restricted Stock Units.

(a)                Generally. Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No Share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b)                Director Retainer Fees. To the extent permitted by the Board and subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee or unaffiliated Director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units or Shares, which shall not count against the Share Pool.

(c)                Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause Share(s) of Common Stock to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. Unless otherwise provided by the Committee or in an Award Agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

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(d)                Restrictions; Forfeiture. Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto), and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(e)                Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)     Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share).

(ii)              Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only Shares in respect of such Released Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Shares would have otherwise been delivered to the Participant in respect of such Restricted Stock Units.

(e)               Legends on Restricted Stock. Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE Reservoir Holdings, Inc. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF __________, BETWEEN Reservoir Holdings, Inc. AND _________. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF Reservoir Holdings, Inc.

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10.              Other Stock-Based Awards and Other Cash-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares (“Other Stock-Based Awards”) and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine. Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant. Each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

11.              Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall (other than with respect to Other Cash-Based Awards), to the extent permitted under Section 409A of the Code, make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i)                 adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the exercise price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);

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(ii)              providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(iii)            cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award or as it otherwise may determine during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.

12.              Effect of Termination of Service or a Change in Control on Awards.

(a)                Termination. To the extent permitted under Section 409A of the Code, the Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and to the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a performance period or vesting, exercise or settlement of such Award.

(b)                Change in Control. In the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide for: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding Awards (in the case of an Option or SAR, the Intrinsic Value at grant of such Substitute Award shall equal the Intrinsic Value of the Award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions deemed met at target) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change in Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change in Control or other date thereafter designated by the Committee; or (iv) in the case of an Option or SAR, cancelation in consideration of a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SARs for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

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13.              Deferred Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

14.              Amendments and Termination.

(a)                Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

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(b)                Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation; provided, further, that the Committee may, without stockholder approval, (i) reduce the exercise price of any Option or SAR, (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price) or other Award or cash, (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, and/or (iv) cancel any outstanding Option or SAR that has a per-Share exercise price (as applicable) at or above the Fair Market Value of a Share of Common Stock on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof.

15.              General.

(a)                Award Agreements; Other Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.

(b)                Nontransferability.

(i)                 Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (ii), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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(ii)              Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; (D) a bank or third party pursuant to an Award Transfer Program; or (E) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)            The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, as otherwise provided by the Committee, (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant.

(c)                Dividends and Dividend Equivalents. The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

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(d)                Tax Withholding.

(i)                 The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

(ii)              Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery, provided, that the Board or the Committee has specifically approved such payment method in advance.

(e)                No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, Director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.

(f)                 International Participants. With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

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(g)                Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

(h)                Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

(i)                 No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.

(j)                 Government and Other Regulations.

(i)                 Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

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(ii)              The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(iii)            The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k)                Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

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(l)                 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(m)              No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(n)                Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

(o)                Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(p)                Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(q)                Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

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(r)                 Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(s)                 Section 409A of the Code.

(i)                 It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii)              Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)            In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(t)                 Clawback/Forfeiture. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. By accepting an Award, the Participant agrees that the Participant is subject to any clawback policies of the Company in effect from time to time.

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(u)                No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(v)                No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(w)              Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(x)                Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).

(y)                Lock-Up Agreements. The Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(z)                Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

* * *

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Exhibit H

Amended and Restated Bylaws of

[●]1

(a Delaware corporation)

1 Reservoir Holdings, Inc. to select name of the Corporation.

Table of Contents

Page

Article I - Corporate Offices	1
1.1 Registered Office	1
1.2 Other Offices	1
Article II - Meetings of Stockholders	1
2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meeting	1
2.4 Notice of Business to be Brought before a Meeting.	1
2.5 Notice of Nominations for Election to the Board.	5
2.6 Notice of Stockholders’ Meetings	8
2.7 Quorum	8
2.8 Adjourned Meeting; Notice	9
2.9 Conduct of Business	9
2.10 Voting	10
2.11 Record Date for Stockholder Meetings and Other Purposes	10
2.12 Proxies	10
2.13 List of Stockholders Entitled to Vote	11
2.14 Inspectors of Election	11
2.15 Delivery to the Corporation	12
Article III - Directors	12
3.1 Powers	12
3.2 Number of Directors	12
3.3 Election, Qualification and Term of Office of Directors	12
3.4 Resignation and Vacancies	12
3.5 Place of Meetings; Meetings by Telephone	13
3.6 Regular Meetings	13
3.7 Special Meetings; Notice	13
3.8 Quorum	14
3.9 Board Action without a Meeting	14
3.10 Fees and Compensation of Directors	14
Article IV - Committees	14
4.1 Committees of Directors	14
4.2 Committee Minutes	15
4.3 Meetings and Actions of Committees	15
4.4 Subcommittees.	15
Article V - Officers	15
5.1 Officers	15
5.2 Appointment of Officers	16
5.3 Subordinate Officers	16
5.4 Removal and Resignation of Officers	16
5.5 Vacancies in Offices	16

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TABLE OF CONTENTS

(continued)

Page

5.6 Representation of Shares of Other Corporations	16
5.7 Authority and Duties of Officers	16
5.8 Compensation.	16
Article VI - Records	17
Article VII - General Matters	17
7.1 Execution of Corporate Contracts and Instruments	17
7.2 Stock Certificates	17
7.3 Special Designation of Certificates.	17
7.4 Lost Certificates	18
7.5 Shares Without Certificates	18
7.6 Construction; Definitions	18
7.7 Dividends	18
7.8 Fiscal Year	18
7.9 Seal	19
7.10 Transfer of Stock	19
7.11 Stock Transfer Agreements	19
7.12 Registered Stockholders	19
7.13 Waiver of Notice	19
Article VIII - Notice	20
8.1 Delivery of Notice; Notice by Electronic Transmission	20
Article IX - Indemnification	21
9.1 Indemnification of Directors and Officers	21
9.2 Indemnification of Others	21
9.3 Prepayment of Expenses	21
9.4 Determination; Claim	21
9.5 Non-Exclusivity of Rights	22
9.6 Insurance	22
9.7 Other Indemnification	22
9.8 Continuation of Indemnification	22
9.9 Amendment or Repeal; Interpretation	22
Article X - Amendments	23
Article XI - Forum Selection	23
Article XII - Definitions	24

ii

Amended and Restated Bylaws of

[●]

Article I - Corporate Offices

1.1               Registered Office.

The address of the registered office of [●] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2               Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1               Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2               Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3               Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4               Notice of Business to be Brought before a Meeting.

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(a)                At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)                For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)                To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)                 As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(ii)               As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)             As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

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For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)                A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)                Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)                 This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(g)                For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5               Notice of Nominations for Election to the Board.

(a)                Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in that certain Stockholders Agreement, dated as of April ___, 2021, by and among Roth CH Acquisition II Co. (now known as [●]), Reservoir Holdings, Inc., CHLM Sponsor-1 LLC (“Sponsor”) and the other stockholder parties thereto (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), (ii), by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Other than as provided in the Stockholders Agreement, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)                (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(i)                 Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

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(ii)               In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)             In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5(b)(ii) or (3) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)                To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)                 As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)               As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)             As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)                A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(e)                In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)                 To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)                The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)                A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(i)                 No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)                 Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

(k)                Notwithstanding anything in these bylaws to the contrary, for so long as Sponsor and the Corporation are entitled to nominate a Director pursuant to the Stockholders Agreement, Sponsor and the Corporation shall not be subject to the notice procedures with respect to such Director set forth in this Section 2.5.

2.6               Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7               Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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2.8               Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9               Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.10           Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11           Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12           Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

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2.13           List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14           Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(a)                determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b)                count all votes or ballots;

(c)                count and tabulate all votes;

(d)                determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

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(e)                certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15           Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1               Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2               Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3               Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation and the Stockholders Agreement, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4               Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. Subject to the Stockholders Agreement, when one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

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Subject to the Stockholders Agreement, and unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5               Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6               Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7               Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(a)                delivered personally by hand, by courier or by telephone;

(b)                sent by United States first-class mail, postage prepaid;

(c)                sent by facsimile or electronic mail; or

(d)                sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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3.8               Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9               Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10           Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1               Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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4.2               Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3               Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)               Section 3.5 (place of meetings; meetings by telephone);

(ii)               Section 3.6 (regular meetings);

(iii)               Section 3.7 (special meetings; notice);

(iv)               Section 3.9 (board action without a meeting); and

(v)               Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)                 the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)               special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)             the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4               Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1               Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

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5.2               Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3               Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4               Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5               Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.3.

5.6               Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7               Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8               Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

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Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1               Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2               Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3               Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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7.4               Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5               Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6               Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7               Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8               Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

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7.9               Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10           Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11           Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12           Registered Stockholders.

The Corporation:

(a)                shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(b)                shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13           Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII - Notice

8.1               Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)                 if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)               if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)             if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (A) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (B) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX - Indemnification

9.1               Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2               Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3               Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4               Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

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9.5               Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6               Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7               Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8               Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9               Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

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Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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Article XII - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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[●]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that [s]he is the duly elected, qualified, and acting Secretary of [●], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on April ___, 2021, effective as of April ___, 2021, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this ___ day of April, 2021.

Name
Title

25

Exhibit I

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION II CO.

Roth CH Acquisition II Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.                  The present name of the Corporation is Roth CH Acquisition II Co. The Corporation was incorporated under the name Roth Acquisition I Co. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 13, 2009 and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on June 30, 2020 and a Certificate of Amendment to the Certificate of Incorporation to the Certificate of Incorporation on August 31, 2020 and thereafter amended and restated by an Amended and Restated Certificate of Incorporation on December 10, 2020 (as so amended and restated, the “Existing Certificate”).

2.                  This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

3.                  The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

4.                  This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, [●] has caused this Second Amended and Restated Certificate to be executed by a duly authorized officer of the Corporation, on _____________, 2021.

[●]

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[●]1

ARTICLE I
NAME

The name of the corporation is [●] (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [825,000,000]. The total number of shares of Common Stock that the Corporation is authorized to issue is [750,000,000], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [75,000,000], having a par value of $0.0001 per share.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1.      General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

1 Reservoir Holdings, Inc. to select name of the Corporation.

2.      Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.      Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.      Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

D. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

E. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
OPPORTUNITIES

A.    To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its direct and indirect subsidiaries (collectively, “Subsidiaries”), hereby renounces any interest or expectancy of the Corporation or any such Subsidiary in, or in being offered an opportunity to participate in, any Excluded Opportunity.

B.     As used herein, “Excluded Opportunity” means any business opportunity, transaction or other matter (a “Corporate Opportunity”), whether or not the Corporation or any Subsidiary might reasonably be expected to have pursued or had the ability or desire to pursue such Corporate Opportunity if granted or otherwise provided the opportunity to do so, that is presented to, acquired, created or developed by or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any Subsidiary or (ii) any stockholder of the Corporation, affiliate of such stockholder (other than the Corporation or any of its Subsidiaries) or any partner, member, manager, director, officer, employee or agent of any such stockholder or affiliate, in each case of this clause (ii) who is not an employee of the Corporation or any Subsidiary (any of the foregoing clauses (i) and (ii), a “Specified Party”); provided, however, that the definition of “Excluded Opportunity” does not include, and the Corporation and its Subsidiaries do not hereby renounce any interest or expectancy in, or in being offered an opportunity to participate in, a Corporate Opportunity with respect to a Specified Party who is a director of the Corporation and who is first offered the applicable Corporate Opportunity solely in his or her capacity as a director, officer or employee of the Corporation or any Subsidiary.

C.     Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any Specified Party granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.  This Article IX shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X
DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article X (including by changes in applicable law), or the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article X, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XI
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XII
AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article XI, and this Article XII.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.